Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156955

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 25, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 12, 2009

                 Shares

THE PMI GROUP, INC.

Common Stock

We are offering                  shares of our common stock by this prospectus supplement.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, $200 million principal amount of     % Convertible Senior Notes due 2020 (or $230 million principal amount of     % Convertible Senior Notes due 2020 if the underwriters of that offering exercise their option to purchase additional notes in full). This offering and the notes offering are contingent upon each other.

Our common stock is listed on The New York Stock Exchange under the symbol “PMI”. The last reported sale price of our common stock on The New York Stock Exchange on April 23, 2010 was $6.63 per share.

Investing in our common stock involves risks. Please read “Supplemental Risk Factors” beginning on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$	$
Underwriting Discounts and Commissions	$	$
Proceeds to The PMI Group, Inc.	$	$

The underwriters will have a 30-day option to purchase up to an additional              shares to cover over-allotments, if any.

Delivery of the shares will be made on or about             , 2010.

Credit Suisse	BofA Merrill Lynch

Dowling & Partners Securities, LLC

The date of this prospectus supplement is April    , 2010

LIMITATIONS ON OWNERSHIP OF OUR VOTING SECURITIES

The PMI Group, Inc. owns directly, or otherwise controls, insurance companies domiciled in Arizona, New York and Wisconsin. Under Arizona, Wisconsin and New York law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of its insurance subsidiaries or other controlled insurance companies unless applicable regulatory requirements, which may include the requirement to file applications with, or obtain approvals from, the relevant insurance regulators, are satisfied. With respect to Arizona, the direct or indirect ownership of, or possession with the power to vote, 10% or more of an Arizona-domiciled insurance company’s voting securities is presumed to confer control of the insurance company, unless the presumption is rebutted by the filing of a disclaimer of control with the Arizona director of insurance and the disclaimer is not subsequently disallowed by the director. Arizona law defines voting securities to include securities convertible into or otherwise evidencing the right to acquire securities including the right to vote. Under Wisconsin law, ownership of more than 10% of voting securities raises a rebuttable presumption of control. Pursuant to Wisconsin law, voting securities include securities convertible into or evidencing the right to acquire securities with the right to vote. Under New York law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of Financial Guaranty Insurance Company, an insurance company domiciled in New York that The PMI Group, Inc. controls, unless applicable regulatory requirements, which may include the requirement to file an application with and obtain approval from, the New York superintendent of insurance, are satisfied. For this purpose, the ownership of 10% or more of The PMI Group, Inc.’s voting securities is presumed to confer control unless the New York superintendent determines, upon application, that control does not exist. Under New York law, voting securities include securities convertible into or otherwise representing the right to acquire securities with the right to vote. For purposes of these state statutes and regulations, direct and indirect ownership of those insurance subsidiaries or controlled insurance companies by entities under common control may be aggregated to determine whether control is presumed to exist at the level of the person controlling the commonly controlled entities. Accordingly, any investor in The PMI Group, Inc. that may, through the aggregation of its direct voting interest in The PMI Group, Inc.’s common stock together with its ownership of or possession of the power to vote voting securities of The PMI Group, Inc. or any of The PMI Group, Inc.’s controlled affiliates, ultimately own or hold with the power to vote 10% or more of the voting securities of an insurance company subsidiary or controlled insurance company affiliate of The PMI Group, Inc. should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, New York and Wisconsin law.

S-i

About This Prospectus Supplement

You should read this prospectus supplement along with the accompanying prospectus. The information contained in this prospectus supplement supplements and supersedes any inconsistent information contained in the accompanying prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus constitute an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Information contained on our web site does not constitute part of this prospectus supplement.

The PMI Group, Inc., our logo and other trademarks mentioned in this prospectus supplement are the property of their respective owners.

Prospectus Supplement Summary

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. You should carefully consider the information set forth under “Supplemental Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Unless the context otherwise requires, the terms “The PMI Group”, “Company”, “we”, “us”, and “our” refer to The PMI Group, Inc. and its subsidiaries.

The PMI Group, Inc.

Through our subsidiary, PMI Mortgage Insurance Co. (“MIC”), and its affiliated companies (collectively “PMI”), we provide residential mortgage insurance in the United States. Mortgage insurance provides loss protection to mortgage lenders and investors in the event of borrower default. By protecting lenders and investors from credit losses, we help to ensure that mortgages are available to prospective U.S. homebuyers.

We divide our business into three segments—U.S. Mortgage Insurance Operations, International Operations and Corporate and Other:

U.S. Mortgage Insurance Operations. As a U.S. residential mortgage insurer, PMI offers a variety of mortgage insurance products to meet the capital and credit risk mitigation needs of its customers. PMI also owns 50% of CMG Mortgage Insurance Company (“CMG MI”), a joint venture that provides mortgage insurance exclusively to credit unions.

International Operations. Our International Operations segment consists of our European and Canadian subsidiaries (“PMI Europe” and “PMI Canada”), neither of which is writing new business. PMI Europe offered mortgage insurance and mortgage credit enhancement products tailored primarily to the European mortgage markets, through 2008. PMI Canada offered residential mortgage insurance products in Canada from 2007 to 2008. Our International Operations segment also consists of the discontinued operations of our former Australian and Asian mortgage insurance subsidiaries, which we sold in 2008. Our International Operations segment did not generate significant revenues in 2009. In connection with our sale of PMI Australia, we received a note from QBE in the principal amount of approximately $187 million, with interest accruing through September 2011, when it matures. The note, which we refer to as the QBE Note, is payable by QBE. Other than revenues from the amounts due on the QBE Note in 2011, we do not expect that our International Operations segment will generate significant revenues in the future.

Corporate and Other. Our Corporate and Other segment consists of corporate debt and expenses of our holding company, The PMI Group, Inc. (“The PMI Group” or “TPG”), equity in earnings or losses from investments in certain limited partnerships and our discontinued contract underwriting operations. This segment also includes our investment in FGIC Corporation and its wholly owned subsidiary, Financial Guaranty Insurance Company (“FGIC”) and our former investment in RAM Holdings Ltd., the holding company of RAM Reinsurance Company, Ltd. (collectively, “RAM Re”), a financial guaranty reinsurance company based in Bermuda, which we sold in the fourth quarter of 2009. FGIC is a financial guarantor and has ceased writing new business. In 2008, we reduced the carrying value of our investment in FGIC to zero.

As of March 31, 2010, our consolidated total assets were $4.6 billion, including our investment portfolio of $2.3 billion and total cash and cash equivalents of $0.9 billion. Our consolidated shareholders’ equity was $0.6 billion as of March 31, 2010.

We were incorporated under the laws of Delaware in 1993, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

Summary Consolidated Financial Data

The following table presents our consolidated financial and operating data. The information set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference into this prospectus supplement. The consolidated statements of operations data set forth below for the years ended December 31, 2009, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009 and 2008 are derived from our audited consolidated financial statements that are incorporated by reference in this prospectus supplement. The consolidated statements of operations data for the years ended December 31, 2006 and 2005 and the consolidated balance sheet data as of December 31, 2007, 2006 and 2005 are derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement.

The consolidated financial data set forth below as of March 31, 2010 and 2009 and for the three months ended March 31, 2010 and 2009 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement and, in the opinion of our management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our consolidated financial position at those dates and results of operations for those periods. The historical financial information may not be indicative of our future performance.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
Summary of Consolidated Operations (in thousands)
Net premiums written	$160,076	$184,846	$678,058	$768,895	$813,922	$672,871	$693,807

Premiums earned	$161,565	$188,094	$716,841	$786,159	$815,440	$709,532	$693,821
Net investment income	26,688	34,605	119,166	138,377	132,552	137,794	132,584
Net realized investment gains (losses)	7,433	(6,051)	37,471	(139,210)	(24,639)	318	1,864
Change in fair value of certain debt instruments	(40,813)	18,476	16,522	123,595	—	—	—
Other income (loss)	1,724	9,940	33,909	(1,134)	(168)	20,700	20,813

Total revenue	156,597	245,064	923,909	907,787	923,185	868,344	849,082

Losses and loss adjustment expenses	350,825	382,947	1,756,755	1,899,264	1,122,898	266,273	255,283
Amortization of deferred policy acquisition costs	3,876	3,345	17,781	18,285	87,683	53,124	61,539
Other underwriting and operating expenses	33,859	40,021	155,211	229,522	192,917	208,787	183,515
Interest expense	9,523	11,852	43,013	30,068	33,391	35,091	31,129

Total losses and expenses	398,083	438,165	1,972,760	2,177,139	1,436,889	563,275	531,466

(Loss) income before equity in (losses) earnings from unconsolidated subsidiaries and income taxes	(241,486)	(193,101)	(1,048,851)	(1,269,352)	(513,704)	305,069	317,616
Equity in (losses) earnings from unconsolidated subsidiaries	(4,410)	(2,446)	(12,019)	(51,802)	(741,500)	127,309	97,885

(Losses) income from continuing operations before income taxes	(245,896)	(195,547)	(1,060,870)	(1,321,154)	(1,255,204)	432,378	415,501
Income tax (benefit) expense from continuing operations	(88,909)	(80,286)	(406,879)	(433,966)	(246,522)	102,616	94,808

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
(Loss) income from continuing operations after income taxes	(156,987)	(115,261)	(653,991)	(887,188)	(1,008,682)	329,762	320,693
(Loss) income from discontinued operations, net of taxes	—	(30)	(5,335)	(41,320)	93,356	89,889	88,476

Net (loss) income	$(156,987)	$(115,291)	$(659,326)	$(928,508)	$(915,326)	$419,651	$409,169

Effective tax rate for continuing operations	(36.2)%	(41.1)%	(38.4)%	(32.8)%	(19.6)%	23.7%	22.8%

U.S. Mortgage Insurance Operating Ratios
Loss ratio[1]	218.6%	204.6%	246.6%	237.7%	136.9%	38.2%	38.1%
Expense ratio[2]	21.3%	19.8%	20.9%	18.5%	22.5%	23.2%	24.4%

Combined ratio	239.9%	224.4%	267.5%	256.2%	159.4%	61.4%	62.5%

Consolidated Balance Sheet Data (in thousands)
Total assets	$4,611,066	$4,895,925	$4,638,479	$4,824,399	$5,070,440	$5,317,555	$5,254,136
Reserve for losses and loss adjustment expenses	$3,290,593	$2,915,862	$3,250,100	$2,709,286	$1,177,309	$384,089	$360,360
Long-term debt	$424,570	457,054	$389,991	$481,764	$496,593	$496,593	$819,529
Shareholders’ equity	$577,427	$1,163,013	$727,087	$1,278,225	$2,512,962	$3,568,590	$3,230,790
Return on equity[3]	(24.3)%	(9.4)%	(62.6)%	(48.6)%	(25.7)%	12.7%	12.7%

Shares Outstanding (in thousands)[4]
Basic at year end	83,006	82,147	82,580	81,688	81,120	86,747	88,713
Basic weighted-average	82,776	81,895	82,317	81,423	84,645	86,478	91,738
Diluted weighted-average	82,776	81,895	82,317	81,423	84,645	92,866	101,620

Per Share Data[4]
Book value	$6.96	$14.16	$8.80	$15.65	$30.98	$41.14	$36.42
Basic net (loss) income	$(1.90)	$(1.41)	$(8.01)	$(11.40)	$(10.81)	$4.85	$4.46
Diluted net (loss) income	$(1.90)	$(1.41)	$(8.01)	$(11.40)	$(10.81)	$4.57	$4.10
Cash dividends declared	—	—	—	$0.03	$0.21	$0.21	$0.20

U.S. Mortgage Insurance Operations Operating and Statutory Data
Primary new insurance written (in millions)	$964	$4,848	$8,994	$22,639	$46,133	$32,234	$35,934
New insured primary loans	4,462	21,915	41,440	107,455	234,942	174,432	205,431
Primary insurance in force (in millions)	$110,270	$123,897	$113,694	$124,265	$123,623	$102,635	$101,090
Primary risk in force (in millions)	$26,957	$30,366	$27,794	$30,605	$30,967	$25,711	$24,971
Insured primary loans	683,888	768,441	705,417	775,841	797,419	720,347	743,533
Persistency	84.9%	82.5%	84.3%	82.2%	75.5%	69.6%	61.9%
Primary default rate	21.53%	15.29%	21.40%	14.12%	7.93%	5.55%	5.74%
Statutory capital (in thousands)[5]	$600,055	$1,148,736	$753,356	$1,353,261	$2,554,140	$2,922,621	$2,838,778
Statutory risk-to-capital ratio[5]	26.6:1	18.7:1	22.1:1	16.6:1	10.8:1	8.1:1	8.2:1

[1]	The loss ratio is expressed as a ratio of losses and loss adjustment expenses (“LAE”) from continuing operations to premiums earned from continuing operations.

[2]

The expense ratio is expressed as a ratio of the sum of amortization of deferred policy acquisition costs and other underwriting and operating expenses from continuing operations to net premiums written from continuing operations.

[3]	Return on equity is calculated using an average of the ending balances of shareholders’ equity for the respective periods.

[4]

Share data has been split-adjusted. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260 Earnings Per Share, diluted earnings per share data have been retroactively adjusted, from 2005 until the fourth quarter of 2006 at which point the contingent convertible debentures were called, to reflect the dilutive effects of these instruments issued by The PMI Group in 2001.

[5]

Statutory data is based on PMI Mortgage Insurance Co. information only. Statutory capital includes policyholders’ surplus and contingency reserves. Statutory capital as of March 31, 2010 is preliminary.

The Offering

The summary below describes the principal terms of the offering. As used in this section, “we,” “our” and “us” refer to The PMI Group, Inc. and not to its current or future consolidated subsidiaries.

Issuer	The PMI Group, Inc., a Delaware corporation

Shares offered	shares

Shares to be outstanding after the offering	shares

New York Stock Exchange symbol	Our common stock is listed on The New York Stock Exchange under the symbol “PMI”.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $ million ($ million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses. Pursuant to the terms of our credit facility, we will use $75 million of the aggregate net proceeds from this offering and our concurrent notes offering to repay a portion of our outstanding indebtedness under our credit facility. We expect to use $35 million to $40 million of the aggregate net proceeds from this offering and our concurrent notes offering for working capital and general corporate purposes for The PMI Group, Inc. We expect to contribute the remaining net proceeds from this offering and our concurrent notes offering to MIC, with an amount equal to the gross proceeds from the notes offering to be contributed in the form of a surplus note to be issued by MIC to us (which we refer to as the “Surplus Note”), and the remaining amount to be contributed in the form of a contribution to capital. We expect that MIC will use such amounts for working capital and general corporate purposes. See “Use of Proceeds.”

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters for this common stock offering do not exercise their option to purchase additional shares.

Concurrent offering of convertible notes	Concurrently with this offering, we are offering $200 million principal amount of our % Convertible Senior Notes due 2020 (or $230 million principal amount of our % Convertible Senior Notes due 2020 if the underwriters in that offering exercise their option to purchase additional notes in full) in an underwritten public offering pursuant to a separate prospectus supplement, which we refer to as the “notes offering.” See “Concurrent Convertible Notes Offering” in this prospectus supplement.

We expect to raise approximately $                 million in net proceeds from the notes offering, after deducting the underwriting discounts and commissions and before estimated offering expenses payable by us, assuming no exercise of the underwriters’ options to purchase additional notes in that offering. However, amounts sold in the notes offering may increase or decrease based on market conditions relating to the notes. See “Use of Proceeds” in this prospectus supplement.

This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the notes offered in the notes offering. This common stock offering is contingent upon the notes offering, and the notes offering is contingent upon this common stock offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes the completion of the notes offering and that the underwriters for the notes offering do not exercise their option to purchase additional notes in that offering.

The share numbers above exclude shares of common stock, if any, issuable upon conversion of the        % Convertible Senior Notes due 2020 we are concurrently offering. The share numbers above also exclude, as of March 31, 2010:

•

7,308,663 shares issuable upon exercise of outstanding stock options with a weighted-average exercise price of $22.98 per share and 1,194,682 shares issuable upon vesting of outstanding restricted stock units;

•	418,693 shares available for future grant under our equity incentive plan; and

•	235,714 shares issuable under our employee stock purchase plan.

See “Supplemental Risk Factors” for a discussion of factors that should be considered with respect to an investment in our common stock.

Supplemental Risk Factors

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in other documents that we subsequently filed with the Securities and Exchange Commission, all of which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline substantially, which could adversely affect your investment. This prospectus supplement and documents incorporated by reference into the accompanying prospectus also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement or in the documents incorporated by reference. See “Forward-Looking Information”.

Risks Related to Our Business

Risks Relating to Liquidity and Capital Matters

MIC is subject to various capital adequacy requirements and could be required to cease writing new business and could be subject to the terms of its runoff support agreement with Allstate.

As of December 31, 2009, MIC’s policyholders’ position exceeded the minimum policyholders’ position required by capital adequacy requirements by $63.9 million, and MIC’s risk-to-capital ratio was 22.1 to 1. We are currently in the process of finalizing MIC’s statutory financial statements for the quarter ended March 31, 2010, which are due to be filed by May 15, 2010. Preliminarily, we estimate that, as of March 31, 2010, MIC’s policyholders’ position will be below the required minimum policyholders’ position by approximately $57.4 million, and MIC’s risk-to-capital ratio will be approximately 26.6 to 1. Based on those estimates, MIC will not meet regulatory capital adequacy requirements relating to minimum policyholders’ position or risk-to-capital ratio. We expect to conclude the preparation and filing of MIC’s first quarter 2010 statutory financial statements shortly. One or more states may take the position that MIC is currently in breach of those states’ capital adequacy requirements notwithstanding that we have not yet finalized the calculation of MIC’s March 31, 2010 minimum policyholders’ position and risk-to-capital ratio and, as a result, immediately require MIC to cease writing new business.

We expect that the proceeds of this offering and our concurrent notes offering will increase our policyholders’ position and decrease our risk-to-capital ratio to levels necessary to meet regulatory capital adequacy requirements. However, we expect that continued losses will negatively impact MIC’s policyholders’ position and risk-to-capital ratio throughout the remainder of 2010. There can be no assurance that MIC’s minimum policyholders’ position will not decline below, and risk-to-capital ratio will not increase above, levels necessary to meet regulatory capital adequacy requirements. MIC’s minimum policyholders’ position and risk-to-capital ratio are affected by a variety of factors, many of which are outside our control. Such factors include, among others:

•	economic conditions, including unemployment and home prices;

•

the level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans), and the claim severity within MIC’s mortgage insurance portfolio;

•	the levels of future rescissions and claim denials and future reversals of rescissions and claim denials;

•	the level of new insurance written;

•	the rate at which MIC’s insurance coverage remains in force (persistency rate);

•	the performance of MIC’s investment portfolio;

•	the statutory credit MIC can continue to receive with respect to its subsidiary investments; and

•	other factors discussed in these “Supplemental Risk Factors.”

If MIC’s minimum policyholders’ position were to fall below, or risk-to-capital ratio rise above, levels necessary to meet regulatory capital adequacy requirements, as described below, MIC would be required to immediately suspend writing new business in some states. Any such failure to meet the capital adequacy requirements of one or more states could have a material adverse impact on our financial condition, results of operations and business. See “Our plan to write certain new mortgage insurance in a subsidiary of MIC may not be successful, and even if it is implemented in some states, it may not allow us to continue to write mortgage insurance in other states”, below. In sixteen states, if a mortgage insurer does not meet a required minimum policyholders’ position (which amount fluctuates and is calculated in accordance with applicable state statutory formulae) or exceeds a maximum permitted risk-to-capital ratio (generally 25 to 1), it may be prohibited from writing new business until its policyholders’ position meets the minimum or its risk-to-capital ratio falls below the limit, as applicable. In certain of those states, the applicable regulations require a mortgage insurer to immediately cease writing new business if and so long as it fails to meet the applicable capital adequacy requirements. In other states, the applicable regulator has discretion as to whether the mortgage insurer may continue writing new business. Thirty-four other states do not have specific capital adequacy requirements for mortgage insurers.

MIC’s principal regulator is the Arizona Department of Insurance (the “Department”). On February 10, 2010, MIC received a letter from the Department waiving, until December 31, 2011, the requirement that MIC maintain the Arizona required minimum policyholders’ position to write new business. The waiver may be withdrawn by the Department at its sole discretion at any time. Accordingly, there can be no assurance as to the period during which the waiver will remain in effect. In addition, the Illinois Department of Insurance (the “Illinois Department”) and the Missouri Department of Insurance, Financial Institutions and Professional Registration (the “Missouri Department”) have each granted MIC temporary waivers from their respective minimum policyholders’ position or risk-to-capital ratio requirements. The waiver granted by the Missouri Department is contingent upon MIC’s risk-to-capital ratio not exceeding 27 to 1. In addition, each of these waivers may be withdrawn at any time at the sole discretion of the relevant regulator.

If the Department were to withdraw its waiver and MIC were to fail to maintain Arizona’s minimum policyholders’ position, we would be required to suspend writing new business in all states. In addition, we believe that certain insurance regulators could interpret their respective states’ statutes to require a mortgage insurer to suspend writing new business in all states if it fails to meet the applicable capital adequacy requirement of their respective states. We cannot predict whether and under what circumstances an insurance regulator might exercise its discretion to permit MIC to write new business or, in the case of the Department, the Illinois Department or the Missouri Department, under what circumstances it might modify or terminate the waiver MIC has received from it. We believe that there are five state insurance departments that at present will not, or cannot, exercise discretion to permit MIC to write new business if it does not comply with applicable capital requirements. Moreover, even if an insurance regulator were to exercise its discretion to permit MIC to continue writing new business, we may be unable to write new business in other states in which MIC fails to meet regulatory capital requirements, and regulators in certain other states could take the position that MIC must suspend writing new business nationwide. In states that do not have capital adequacy requirements, it is not clear what actions the applicable insurance regulators would take if we failed to meet the capital adequacy requirement established by another state. Moreover, even with the waivers, if MIC breached regulatory capital adequacy requirements, there is a risk that certain of our customer relationships would be negatively impacted.

From time to time, we have been contacted by certain state insurance regulators with respect to their financially hazardous condition regulations generally applicable to licensed insurance companies and those states’ interpretive positions that we are, or could be, in violation of their respective regulations. None of these states has taken any action against MIC to date. If any of those states or other states having similar financially hazardous condition regulations (which are most states) were to conclude that MIC was in a financially hazardous condition, MIC may be required to cease writing new business in that state.

In addition, as described further in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, under the terms of our runoff support agreement with Allstate Insurance Company, MIC is subject to restrictions that may apply if its risk-to-capital ratio exceeds 23 to 1. The original risk in force on policies covered under the Allstate runoff support agreement has been reduced from approximately $13 billion in 1994 to approximately $41 million as of March 31, 2010 (less than 1% of the original risk in force). We expect any potential future losses associated with the remaining risk in force under the Allstate runoff support agreement to be immaterial and total loss reserves on the remaining risk in force were approximately $1.0 million as of March 31, 2010 (less than 1% of MIC’s total loss reserves as of the same date). The remaining business has an average LTV of less than 40%. Under the runoff support agreement, among other things, if MIC’s risk-to-capital ratio equals or exceeds 23 to 1 at three consecutive monthly measurement dates, MIC may not enter into new insurance or reinsurance contracts without the consent of Allstate Insurance Company. If following such time as MIC’s risk-to-capital ratio were to exceed 23 to 1, Allstate Insurance Company were to make any payments on account of specified third party claims, or if MIC’s risk-to-capital ratio were to exceed 24.5 to 1, the runoff support agreement requires MIC to transfer substantially all of its liquid assets to a trust account for the payment of MIC’s obligations to policyholders. Any failure to meet the capital requirements set forth in the Allstate runoff support agreement could, if pursued by Allstate, have a material adverse impact on our financial condition, results of operations and business.

Our plan to write certain new mortgage insurance in a subsidiary of MIC may not be successful, and even if it is implemented in some states, it may not allow us to continue to write mortgage insurance in other states.

In the event that MIC is unable to continue to write new mortgage insurance in one or more states, we are implementing a plan to enable us to write new mortgage insurance in those states by PMI Mortgage Assurance Co. (“PMAC”). PMAC is a subsidiary of MIC. PMAC is currently licensed to write insurance in all states except Connecticut and Michigan. In North Carolina and Texas, PMAC is applying to revise the line of insurance business it is authorized to transact so that it may begin writing new residential mortgage guaranty insurance. We cannot be sure that PMAC will be able to obtain insurance licenses in Connecticut and Michigan or approval to revise its existing licenses in North Carolina or Texas. Some of our customers may choose not to purchase mortgage insurance from us in any state unless we can offer mortgage insurance through the combined companies in all fifty states or if MIC were required to cease writing business in one or more states. Our inability to successfully and timely implement this plan, in the event MIC is unable to continue writing new mortgage insurance in certain states, could have a material adverse impact on our financial condition, results of operation and business.

In the first quarter of 2010, the GSEs approved PMAC as a limited, direct issuer of mortgage guaranty insurance in certain states in which MIC is unable to continue to write new business. We have recently provided notice to the GSEs that PMAC may replace MIC as a direct writer of mortgage insurance in five states in which we believe the state insurance regulators at present cannot or will not exercise discretion with respect to the capital requirements. The GSEs’ approvals, which contain substantially similar restrictions and conditions, terminate on December 31, 2011, and are subject to earlier termination in certain instances. For example, Fannie Mae’s approval is conditioned on the Department not having required MIC to cease transacting new business, and its approval will also terminate if MIC ceases to transact new business for any reason in all jurisdictions in which it is licensed. Fannie Mae’s and Freddie Mac’s approvals are subject to a number of detailed conditions, including, among others, limitations as to the jurisdictions, volume and types of new business PMAC may write. In addition, the GSEs’ approvals restrict MIC and PMAC from taking a variety of actions, subject to enumerated exceptions, without Fannie Mae’s or Freddie Mac’s prior written consent, including engaging in certain transactions with affiliates, paying dividends or making distributions or payments of indebtedness or transferring assets outside the ordinary course of business or in excess of specified levels. Notwithstanding these restrictions, the GSEs’ approvals permit MIC to make dividend, interest and principal payments in connection with the issuance of certain new debt or equity instruments up to specified levels. There can be no assurance that we will be able to satisfy these conditions or comply with the restrictions. If we fail to do so, the GSEs may terminate their approvals.

There can be no assurance that we will not need to raise additional capital in the future.

There can be no assurance that the amount of capital we seek to raise in this offering and our concurrent notes offering will be sufficient to address the future liquidity needs of our holding company or capital requirements of our U.S. mortgage insurance operations. These matters are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Our need for additional capital could be affected by a variety of factors, including, among others:

•	the performance of our U.S. mortgage insurance operations, which is affected by, among other things, the economy, unemployment, default and cure rates and losses and loss adjustment expenses (“LAE”);

•	our ability to comply with capital adequacy requirements imposed by regulators or third parties;

•	levels of new insurance written;

•	GSE and rating agency requirements and determinations;

•

the performance of our investment portfolio and the extent to which issuers of the fixed-income securities that we own default on principal and interest payments or the extent to which we are required to impair portions of the portfolio as a result of deteriorating capital markets;

•	covenants and event of default triggers in our credit facility, which could require the repayment of such indebtedness on an accelerated basis;

•

the performance of PMI Europe, which is affected by the U.S. and European mortgage markets and, among other things, changes in the fair value of credit default swap (“CDS”) derivative contracts resulting from the widening of residential mortgage-backed securities credit spreads; and

•

any requirements to provide capital under the PMI Europe or CMG Mortgage Insurance Company (“CMG MI”) capital support agreements, which are discussed below in “We have been and will continue to be negatively impacted by downgrades of MIC’s insurer financial strength ratings” and under “Item 1(D)(1)(c). Business—U.S. Mortgage Insurance Operations—Products—Joint Venture—CMG Mortgage Insurance Company” in our Annual Report on Form 10-K for the year ended December 31, 2009. CMG MI is a joint venture company equally owned by MIC and CUNA Mutual Insurance Society (“CMIS”).

These and other factors are discussed further in this “Supplemental Risk Factors” section. Many of these factors are outside of our control and difficult to predict. In addition, some of these factors, such as the views and requirements of the GSEs and rating agencies, are subjective and not subject to specific quantitative standards. As discussed under “Risks Related to Our Common Stock—Future issuances of our common stock and our issuance of convertible notes, which may result in future issuances of common stock, may adversely affect our stock price”, if we do need to raise additional capital, there can be no assurance that we will be able to do so on favorable terms or at all. In addition, any such financing could be significantly dilutive to our existing shareholders and result in the issuance of securities that have rights, preferences and privileges that are senior to those of our common stock.

Higher than expected losses could cause us to be out of compliance or more substantially out of compliance with applicable regulatory requirements and could require us to cease writing new business.

Projecting future losses is inherently uncertain and requires significant judgment. Our expectations regarding MIC’s future losses may change significantly over time and may differ substantially from estimates by third parties. Our losses have exceeded expectations in past periods, and our future losses could materially exceed expectations. Expectations regarding future losses may be affected by a variety of factors that are difficult to predict and as to which different parties may have significantly different views, including the following:

•

Future economic conditions, including unemployment rates, interest rates and home prices. If unemployment rates and/or interest rates are higher in the future than expected, or the level of home price appreciation is below expectations, our losses may materially exceed expectations;

•

The level of new delinquencies, the cure and claim rates of delinquencies (including the level of future modifications of delinquent loans) and the claim severity within MIC’s mortgage insurance portfolio. If the level of new delinquencies is higher than expected, the level of future modifications is lower than expected, the redefault rate of such modifications is higher than expected, or the level of cures is lower than expected, then our ultimate claim rate will be higher than expected, and our losses may be materially higher than expected.

•

The level of future rescissions and claim denials and future reversals of rescissions and claim denials. If rescissions and claim denials are below expectations, our losses may be materially higher than anticipated.

•	The timing of future claims paid. If we pay claims at a rate faster than expected, our financial condition could be materially negatively impacted.

•	Future levels of new insurance written (and the profitability of such business), which will impact future premiums written and earned and future losses.

•	The rate at which our U.S. mortgage insurance portfolio remains in force.

Due to the inherent uncertainty and significant judgment involved in the numerous assumptions required in order to estimate our losses, loss estimates have varied widely. Various third parties, including research analysts and rating agencies, have independently estimated our losses based on their own perspectives on such assumptions. Some of these parties have projected such losses to be materially higher than our expectations and/or that the time frame in which we would have to make payments with respect to such losses will occur sooner than we anticipate. If the amount and/or timing of MIC’s mortgage insurance losses were to emerge in a manner that is consistent with certain of those third party estimates, MIC could exhaust its available claims-paying resources and capital and surplus, even if this offering and the concurrent convertible notes offering are completed, unless we raise additional capital or are able to take other steps to enhance our capital.

Higher than expected mortgage losses, or earlier than expected development of such losses, could cause MIC to be out of compliance, or more substantially out of compliance, with applicable regulatory capital adequacy requirements even if this offering and the concurrent convertible notes offering are completed, unless we are able to raise additional capital or take other steps to enhance our capital, and could cause the Arizona Department of Insurance or other state insurance regulators to require MIC to cease writing new business. See “MIC is subject to various capital adequacy requirements and could be required to cease writing new business and could be subject to the terms of its runoff support agreement with Allstate.” In addition, such higher losses and more rapid loss development would increase the risk that either or both of the GSEs would withdraw their approval of MIC as an eligible mortgage insurer. See “The exercise of certain rights reserved by the GSEs under eligibility requirements for mortgage insurers and the terms of the conditional approvals we have received relating to PMAC could harm our profitability and reduce our operational flexibility.” Moreover, if MIC were not in compliance with regulatory capital adequacy requirements, certain of our customer relationships could be adversely affected.

Our holding company structure and certain regulatory and other constraints, including adverse business performance or failures to receive amounts in respect of the Surplus Note, could affect our ability to satisfy our obligations.

We are a holding company and conduct our business operations through our various subsidiaries. Our principal sources of funds are dividends and other payments from our insurance subsidiaries, income from our investment portfolio and funds that may be raised from time to time in the capital markets. We are largely dependent on amounts from MIC to pay principal and interest on our indebtedness, to pay holding company operating expenses, to make capital investments in our subsidiaries and, if we were to wish to do so in the future, purchase our common stock in the open market or pay dividends on our common stock. As discussed under “Use of Proceeds” below, we expect that a portion of the proceeds of this offering and our concurrent notes offering will be used to acquire the Surplus Note from MIC. The terms of the Surplus Note will provide for interest, principal and redemption payments that are generally concurrent with and equivalent to the payment of interest, principal or redemptions with respect to our convertible notes or cash settlements of our convertible notes once such conversions exceed a specified level. Pursuant to the Arizona Insurance Code, our interest in the Surplus Note will be subordinate to the claims of policyholders, claimants and beneficiaries and to all other classes of creditors, other than surplus noteholders. Amounts may only be paid out of surplus, and even if sufficient surplus is available, each interest, principal and redemption payment in respect of the Surplus Note is subject to the prior approval of the Arizona Department of Insurance. Although we have received a letter from the Director of the Arizona Department of Insurance (the “Director”) approving MIC’s payment of interest provided all of the terms and conditions of the Surplus Note are satisfied, that approval may be rescinded at any time. In addition, the pre-approval letter does not contain any advance approval of the payment of principal or redemption amounts. Accordingly, there can be no assurance that we will receive any payments in respect of the Surplus Note, either in a timely manner in order to satisfy our obligations, including our obligations under our convertible notes, or at all.

MIC did not pay dividends to us in 2009 and we do not expect that MIC will be able to pay dividends during 2010. The inability of MIC and our other subsidiaries to pay dividends and other amounts (including amounts in respect of the Surplus Note) in amounts sufficient to enable us to meet our cash requirements at the holding company level could affect our ability to repay our debt, pay holding company expenses or otherwise have a material adverse effect on our operations. Factors that may affect MIC’s and our other insurance subsidiaries’ ability to pay dividends and other amounts to meet our capital and liquidity needs include: adverse business circumstances, including higher levels of delinquencies, claims and/or severity of claims; reduced demand for our insurance; standards imposed by state insurance regulators relating to the payment of dividends by insurance companies; and the terms of the conditional approvals we have received from Fannie Mae and Freddie Mac with respect to PMAC, which are described further under “Item 2. Management Discussion and Analysis of Financial Condition and Results of Operations—Conditions and Trends Affecting our Business—U.S. Mortgage Insurance Operations—State and Regulatory Capital Requirements—PMAC” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and “—Our plan to write certain new mortgage insurance in a subsidiary of MIC may not be successful, and even if it is implemented in some states, it may not allow us to continue to write mortgage insurance in other states”.

For example, the laws of Arizona, the state of MIC’s domicile for insurance regulatory purposes, provide that MIC may pay out of any available surplus account, without prior approval of the Director, dividends during any 12-month period not to exceed the lesser of 10% of policyholders’ surplus as of the preceding year end or the last calendar year’s net investment income. To pay dividends in excess of that amount, MIC must obtain the prior approval of the Director. In addition to Arizona, other states may limit or restrict MIC’s ability to pay shareholder dividends. For example, California and New York prohibit mortgage insurers from declaring dividends except from undivided profits remaining above the aggregate of their paid-in capital, paid-in surplus and contingency reserves. In addition, it is possible that Arizona will adopt revised statutory provisions or interpretations of existing statutory provisions that will be more or less restrictive than those described above or will otherwise take actions that may further restrict the ability of MIC to pay dividends or make distributions or returns of capital.

Under the terms of the agreement that we entered into with Fannie Mae with respect to PMAC, PMI has agreed not to pay dividends or make distributions with respect to its capital stock without the consent of Fannie Mae, subject to limited exceptions (including exceptions for payments under the Surplus Note and payments The PMI Group, Inc. is required to cause MIC to make under our credit facility). The approval letter from Freddie Mac is contingent upon compliance with similar restrictions.

If the value of the contingent note we received in connection with our sale of PMI Australia is reduced, our financial condition could suffer and we may not be able to satisfy our obligations.

In connection with the sale of PMI Australia, MIC received approximately $746 million in cash and a note receivable (the “QBE Note”) in the principal amount of approximately $187 million, with interest accruing through September 2011 when it matures and is payable. The actual amount owed under the QBE Note is subject to reduction to the extent that the sum of (i) claims paid between June 30, 2008 and June 30, 2011, with respect to PMI Australia’s policies in force at June 30, 2008, (ii) increases in reserves with respect to such policies at June 30, 2011 as compared to June 30, 2008 and (iii) projected ultimate unpaid losses in excess of such reserves as of June 30, 2011 (together, the “ultimate projected losses”) exceeds $237.6 million (50% of the unearned premium reserve of such policies at June 30, 2008). Based on the information made available to us on the performance of such PMI Australia policies through March 31, 2010, we do not currently expect that, as of March 31, 2010, ultimate projected losses with respect to such policies will exceed $237.6 million. However, we have not yet received the report with respect to the loss performance of PMI Australia’s insurance policies as of March 31, 2010, prepared by an independent actuary as of March 31, 2010. The last such actuarial report that we received was as of December 31, 2009. The performance of such policies will depend, among other things, on the performance of the Australian housing market and economy over the next several years and other factors that are beyond our control and difficult to predict with any degree of certainty. Accordingly, we cannot be certain that the performance of such PMI Australia policies will not deteriorate in the future or that any such deterioration will not reduce the amount due on the QBE Note.

We cannot be sure that the amount due on the QBE Note will not be reduced. In addition, the QBE Note is an unsecured obligation of the note issuer, and we cannot be certain that the note issuer will be able to make payment on the QBE Note when due. Any of these events would impair our ability to recover the full value of the QBE Note, reduce or eliminate the lenders’ commitments under our credit facility and require us to repay the amount borrowed under our credit facility to the extent in excess of any reduced or eliminated commitments. Any such failure to recover payment in full of the QBE Note or required repayment could materially impair our liquidity. If we do not recover payment in full under the QBE Note, our ability to repay amounts outstanding under our credit facility, which matures in October 2011, would be materially adversely affected.

We have been and will continue to be negatively impacted by downgrades of MIC’s insurer financial strength ratings.

S&P’s and Moody’s insurer financial strength ratings of MIC are “B+” and “B2”, respectively.

As discussed below in “The exercise of certain rights reserved by the GSEs under eligibility requirements for mortgage insurers and the terms of the conditional approvals we have received relating to PMAC, as well as the conditions of the waiver that we have received from Arizona, could harm our profitability and reduce our operational flexibility,” as a result of, among other things, the downgrades of MIC’s insurer financial strength ratings, the GSEs required MIC to submit remediation plans. In addition, some mortgage lenders have reduced the amount of or eliminated all mortgage insurance they purchase from us as a result of the ratings downgrade. If we become ineligible to provide insurance to a portion or all of the mortgage loans from the GSEs or mortgage lenders, our financial condition and results of operations would be materially adversely affected. CMG MI is dependent in part upon the financial and perceived counter-party strength of MIC. Therefore, sustained lower ratings may have negative impacts on CMG MI.

If we experience further downgrades, or if all or some of our competitors’ ratings improve and our ratings remain at the current level, our business prospects, revenues, competitive position, holding company debt ratings and the performance of our insurance subsidiaries could be significantly harmed. In addition, any downgrade in our holding company debt ratings would adversely affect our access to, and the cost of, external sources of financing.

The exercise of certain rights reserved by the GSEs under eligibility requirements for mortgage insurers and the terms of the conditional approvals we have received relating to PMAC, as well as the conditions of the waiver that we have received from Arizona, could harm our profitability and reduce our operational flexibility.

The GSEs have established approval requirements for eligible mortgage insurers, covering substantially all areas of PMI’s mortgage insurance operations, including requiring mortgage insurers to maintain certain insurer financial strength ratings. The GSEs may revise any eligibility requirement at any time in their own discretion. Indeed, both Fannie Mae and Freddie Mac are currently considering revisions to their eligibility guidelines that include greater limitations and restrictions on mortgage insurers.

In 2008, in order to maintain its eligibility with the GSEs, MIC was required to submit remediation plans to each GSE outlining, among other things, the steps we are taking or plan to take to bolster MIC’s financial strength. To date each of the GSEs continues to treat MIC as an eligible mortgage insurer. There can be no assurance, however, that the GSEs will continue to treat MIC as an eligible mortgage insurer. See “Item 1(D)(1)(a). U.S. Mortgage Insurance Operations—Products—Primary Mortgage Insurance—Primary Flow Channel” in our Annual Report on Form 10-K for the year ended December 31, 2009.

The GSEs, in their own discretion, could require MIC to limit certain activities and practices in order to remain an eligible mortgage insurer with them. Such limitations could include, among other things, maximum risk-to-capital ratios and limitations on our ability to pay dividends or make other payments, which could limit our operating flexibility and limit the areas in which we may write new business. In addition, the agreement that we entered into with Fannie Mae regarding PMAC, which is described further in “Item 1(C). Business—Certain Regulatory and Other Issues Facing PMI” in our Annual Report on Form 10-K for the year ended December 31, 2009, restricts MIC and PMAC for taking a variety of actions, subject to enumerated exceptions, without Fannie Mae’s prior written consent, which is not to be unreasonably withheld, including amending certain agreements with affiliates, paying dividends or making distributions or payments of indebtedness, transferring securities, modifying underwriting guidelines beyond eligibility standards for standard GSE business, transferring new mortgage insurance business to other affiliates, entering into new, or modifying existing, expense or tax sharing arrangements or commutation transactions, or transferring assets outside the ordinary course of business or in excess of specified levels. The approval letter from Freddie Mac contains similar restrictions.

Either or both of the GSEs could determine that MIC is no longer an eligible mortgage insurer. The GSEs, as major purchasers of conventional mortgage loans in the United States, are the primary beneficiaries of MIC’s mortgage insurance coverage. If either or both of the GSEs were to cease to consider MIC an eligible mortgage insurer and, therefore, cease accepting our mortgage insurance products, our consolidated financial condition and results of operations would be significantly harmed.

In addition, while the waiver that we have received from the Arizona Department remains in effect, the waiver letter requires that MIC, among other things, comply with certain information reporting requirements, submit to the Department for its approval MIC’s annual operating plan for calendar years 2010 and 2011, and submit to the Department for its approval any proposed material change to MIC’s then-current underwriting guidelines or operating plan. There can be no assurance that the Department will approve the 2010 operating plan that we have submitted, or that the Department will approve any material changes that we may seek to make to our underwriting guidelines or operating plan in the future, and any decision of the Department to withhold its approval, or any conditions or changes that the Department may impose or require in connection with any approval, could harm our profitability and reduce our operational flexibility.

As a result of significant volatility and uncertainty in the market, we impaired the value of certain securities held in our investment portfolio and there is a risk that additional impairments may occur in the future.

In 2009, we determined that certain preferred securities held in our U.S. investment portfolio were “other-than-temporarily” impaired and incurred a $10.6 million loss related to the impairment. Changing and unprecedented market conditions have materially impacted and could continue to materially impact the valuation of investment securities in our investment portfolios, which may cause us to impair in the future some portion of the preferred and other securities remaining in our portfolio. Any decision to impair securities held in our investment portfolio would be based on our assessment of, among other things, recent credit downgrades of the applicable security or the issuer by the rating agencies, the severity and nature of the decline in market value below cost regardless of the duration of the decline, the financial condition of the applicable issuer, whether scheduled interest payments are past due and whether we have the ability and intent to hold the security for a sufficient period of time to allow for anticipated recoveries in fair value. Future reductions to the value of our investment securities on an other-than-temporary basis could have a material adverse effect on our results of operations and financial condition.

Risks Relating to Risk Management and Loss Reserving

We establish loss reserves with respect to our mortgage insurance policies only upon loan defaults; accordingly, our loss reserve estimates are not intended to be an estimate of future losses.

The establishment of loss reserves with respect to our mortgage insurance business is subject to inherent uncertainty and requires significant estimates and judgment by management, principally with respect to the rate and severity of claims. In accordance with mortgage insurance industry practice, we establish loss reserves for our mortgage insurance subsidiaries only for loans in default. We establish reserves for losses and loss adjustment expenses, or LAE, based upon our estimate of unpaid losses and LAE on (i) reported mortgage loans in default and (ii) estimated defaults incurred but not yet reported to us by servicers. Accordingly loss reserves are not intended to be an estimate of total future losses, and our mortgage insurance reserving process does not take account of the impact of future losses that could occur from loans that are not in default. Because of this, our actual future losses on our insured book of business (including both current and delinquent loans) will substantially exceed the loss reserve estimates we have established on loans in default, and future notices of default on insured loans will have a material impact on our financial results.

Loss reserve estimates are particularly uncertain during an economic downturn, which is characterized by market volatility and disruption. The continuing adverse economic and market conditions, including the high rate of unemployment, and resulting uncertainty with respect to the rate and severity of claims may result in substantial increases in loss reserves in the future. Additional increases in loss reserves would negatively affect our consolidated financial condition and results of operations. In addition, when establishing loss reserves, we rely on models that have been developed internally and by third parties to analyze and predict estimated losses relating to our current inventory of loans in default. Flaws in these models and/or in assumptions used by these models could lead to insufficient loss reserving, which could increase our ultimate losses in the future.

Past rescission activity has materially reduced our loss reserve estimates, and our loss reserves will increase if we are required to reverse rescissions beyond expected levels or future rescission activity is lower than projected.

In recent years, mortgage insurers, including PMI, have been involved in litigation, arbitration, or other dispute resolution proceedings with policyholders regarding the rescission of mortgage insurance coverage on individual loans under the terms of the insurers’ master policies where the mortgage insurers discovered misrepresentations by, for example, a borrower, lender or an agent of the lender. Based on PMI’s recent investigations and industry and other data, we believe that there were unexpectedly and significantly high levels of mortgage origination fraud and decreases in the quality of mortgage origination underwriting primarily in 2006 and 2007. We believe that mortgage investors are requiring significantly higher levels of mortgage repurchases by mortgage originators as a result of the unexpectedly high levels of fraudulent, negligent or otherwise noncompliant mortgage loan origination. As a result, PMI is reviewing and investigating a larger volume of insured loans and the number of loans on which coverage has been rescinded by PMI has substantially increased. Between December 31, 2008 and March 31, 2010, we have rescinded delinquent loans (including primary and pool) with an aggregate risk in force of approximately $752.1 million.

As a result of these rescissions, we have reduced our loss reserves and/or risk in force for the corresponding policies. When PMI rescinds insurance coverage with respect to an investigated loan, we notify the insured of the rescission, refund all premiums associated with the insured loan, and remove the rescinded loan from our calculation of PMI’s risk in force and insurance in force. In addition, if the rescinded loan was delinquent, we cease to include that loan in our default inventory and, therefore, do not incorporate that loan into our loss reserve estimates. Accordingly, past rescission activity has materially reduced our loss reserve estimates. In arriving at our loss reserve estimates, we also consider the effect of projected future rescission activity with respect to the current inventory of delinquent insured loans. As we expect rescission activity to remain elevated through 2010, projected future rescission activity is also materially reducing our current loss reserve estimates. To the extent that we are required to reverse rescissions beyond expected levels or actual future rescission activity is lower than projected, we would be required to increase our loss reserves in future periods. If we are unsuccessful in defending these rescissions, we would need to re-establish loss reserves for, and reassume the risk on, such rescinded loans, which could materially harm our results of operations. See “—Regulatory and Litigation Risks—We are subject to heightened litigation risk related to the increase in rescissions.”

In some cases, our servicing customers do not produce documents necessary to perfect the claim. Most often, this is the result of the servicer’s inability to provide the loan origination file for our review. If, after repeated requests by PMI, the loan file is not produced, the claim will be denied. In our loss reserve estimation process, we do not include claim denials in our delinquent inventory and, therefore, do not incorporate them into our loss reserve estimates. Levels of claim denials have increased in 2008, 2009 and the first quarter of 2010. Between December 31, 2008 and March 31, 2010, we had claim denials (including primary and pool) with an aggregate risk in force of approximately $571.1 million. If our servicing customers ultimately produce a loan origination file on such loans, PMI may, under certain circumstances, review the file for potential claim payment. Our loss reserve estimation process takes into consideration this possibility. There can be no assurance, however, that the frequency will not exceed our expectations or that our loss reserve estimates adequately provide for such occurrences.

Loan modification and other similar programs have materially reduced our loss reserve estimates, and because the benefits to PMI’s cure rate from such programs are difficult to quantify, if we overestimate the number of loans which ultimately cure as a result of such programs, the loss reserves we establish may not be sufficient to cover our losses on existing delinquent loans, which could adversely affect our financial position.

In order to reduce foreclosures, the federal government, including through the FDIC and the GSEs, and some lenders have adopted programs to modify residential mortgage loans to make them more affordable to borrowers. Under the U.S. Department of the Treasury’s (“Treasury”) Home Affordable Refinance Program (“HARP”) discussed in “Item 1(D)(1)(a). Business—U.S. Mortgage Insurance Operations—Products—Primary Mortgage Insurance—Primary Flow Channel” in our Annual Report on Form 10-K for the year ended December 31, 2009, certain borrowers have the opportunity to refinance into loans with lower interest rates.

Under the Treasury’s Home Affordable Modification Program (“HAMP”), certain borrowers whose loans are delinquent may modify their loans if and so long as they strictly adhere to their trial modification plans and submit all required documentation during a 90 day trial period, which, in many cases, can be considerably longer, in order to complete the modification process. As of March 31, 2010, 27,303 loans insured by PMI were in HAMP trial periods, compared to 23,181 loans at December 31, 2009. We do not remove from our default inventory a loan subject to a HAMP trial modification period unless and until the trial period is completed, all required documents have been received, the loan modification is closed, and the default is officially cured.

Under HAMP, a net present value test (the “NPV Test”) is used to determine if loan modifications will be offered. For loans owned or guaranteed by the GSEs, servicers may, depending on the results of the NPV Test and other factors, be required to offer loan modifications, as defined by HAMP, to borrowers. As of December 1, 2009, the GSEs changed how the NPV Test is used. These changes made it more difficult for some loans to be modified under HAMP. While we lack sufficient data to determine the impact of these changes, we believe that they may decrease the number of our loans that will participate in HAMP.

The implementation of HARP, HAMP and other loan modification programs is still in its early stages. While these programs continue to be developed, changed and refined, based on our recent experience, we expect that a material percentage of loans in our default inventory will be successfully modified, and our loss reserve estimation process takes into consideration management’s expectations regarding the reduction to the claim rate that may occur as a result of modification programs. Our estimates of the number of loans that may cure through modification programs are inherently uncertain and involve significant judgment by management. The ultimate effect of these programs on PMI depends, among other things, on the number of loans in PMI’s portfolio that will qualify for modification and officially cure and the re-default rate of the loans that are officially modified. There is a risk that significantly fewer loans than expected will officially cure as a result of loan modification programs or that the re-default rate will be higher than expected. Because re-default rates can be affected by a number of factors (including changes in home values and unemployment rates), we cannot predict what the ultimate re-default rate will be. Accordingly, we cannot be certain what the benefits of these programs will be for PMI or whether these programs will provide material benefits to PMI, and there is no assurance that our loss reserves will be sufficient to cover future losses.

Due to higher losses, we may be required to record a premium deficiency reserve in the future.

We perform premium deficiency analyses quarterly on a single book basis for the U.S. Mortgage Insurance Operations using assumptions based on our best estimates when the analyses are performed. The calculation for premium deficiency, which is the present value of expected future losses and expenses to the extent they exceed the present value of expected future premium, requires significant judgment and includes estimates of future expected premiums, expected claims, loss adjustment expenses and maintenance costs as of the date of the test. The calculation of future expected premiums uses assumptions for persistency and termination levels on policies currently in force. Assumptions for future expected losses include future expected average claim sizes and claim rates which are based on the current default rate and expected future defaults.

A premium deficiency analysis was performed on a U.S. GAAP basis, as of March 31, 2010, and we determined there was no premium deficiency in our U.S. Mortgage Insurance Operations segment despite continued significant losses in 2009 and the first quarter of 2010. Because this premium deficiency calculation required significant judgment and estimation, to the extent actual losses are higher or actual premiums are lower than the assumptions we used in our analysis, we could be required to record a premium deficiency reserve in future reporting periods, which could indirectly trigger an event of default under our credit facility and would negatively affect our financial condition and results of operations.

Our underwriting and risk management policies and practices may not anticipate all risks and/or the magnitude of potential for loss as the result of unforeseen risks.

We have established underwriting and risk management policies and practices which seek to mitigate our exposure to borrower default risk in our insured portfolio by anticipating future risks and the magnitude of those risks. PMI has experienced and is continuing to experience material losses. The ultimate losses we incur are uncertain and will depend largely on general economic conditions, including rates of unemployment and home prices. Over the past several years, PMI has made significant changes to its underwriting and risk management policies, which have limited the types of new business PMI writes. Given the uncertainties caused by the sustained deterioration of the U.S. economy and, to the extent that a risk is unforeseen or is underestimated in terms of magnitude of loss, these policies and practices will not completely insulate us from the effects of those risks. We expect that we will continue to experience material incurred and paid losses on insurance written prior to 2009.

Risks Relating to Our U.S. Mortgage Insurance Operations

Current market volatility combined with falling home prices and rising unemployment have materially and adversely affected our business and results of operations, and we do not expect these conditions to significantly improve in the near future.

Through our main operating businesses, we are exposed to the risk that borrowers will default on residential mortgage loans we have insured. The current economic downturn, characterized by deteriorating and volatile credit and capital markets, falling home prices and higher unemployment, has significantly increased the likelihood of borrowers defaulting on their mortgage loans and increased defaults and claims. As a result, we have incurred higher losses, and the amount of new insurance written has declined. We expect that the economic downturn will continue and will continue to materially affect our results of operations and financial condition.

We significantly increased PMI’s loss reserves in 2009 as a result of the increase in PMI’s default inventory, higher claim rates, higher average claim sizes and worsened severity, which is the ratio of the claim paid to the original risk-in-force relating to the loan. Higher claim rates were driven in part by home price declines and the diminished availability of certain loan products, both of which constrain refinancing opportunities and decrease the cure rate. The increase in PMI’s average claim size was driven by higher average loan sizes and coverage levels in PMI’s portfolio, as well as declines in home prices, which limit PMI’s loss mitigation opportunities. We had significant losses in 2009 and we expect losses to continue in 2010 as a result of the continued severe economic downturn. In the first quarter of 2010, we increased net loss reserves by $79.1 million compared to a $144.9 million reserve increase in the first quarter of 2009.

In addition, continuing adverse market conditions have adversely affected the business of CMG MI. Under the terms of a capital support agreement between MIC and CMIS, MIC has an obligation, under specified conditions, to maintain CMG MI’s risk-to-capital ratio at or below 19.0 to 1. CMG MI’s risk-to-capital ratio as of March 31, 2010 was 17.6 to 1, and there is a risk that MIC would be required to make contributions to CMG MI if its risk-to-capital ratio increases. MIC’s capital support obligation is limited to an aggregate of $37.65 million. See “—Risks Relating to Liquidity and Capital Matters” and “Item 1(D)(1)(c). Business—U.S. Mortgage Insurance Operations—Products—Joint Venture—CMG Mortgage Insurance Company” in our Annual Report on Form 10-K for the year ended December 31, 2009.

If the role of the GSEs in the U.S. housing market is changed, or if the GSEs change other policies or practices, the amount of insurance that PMI writes could further decrease, which could result in a decrease of our future revenue.

The GSEs are the beneficiaries of a significant portion of the insurance policies we issue as a result of their purchases, statutorily required or otherwise, of qualifying mortgage loans from lenders or investors. Accordingly, changes in the following or other GSE policies and practices with respect to mortgage credit enhancement could significantly affect our business:

•	level of private mortgage insurance coverage lenders may select when private mortgage insurance is used as the required credit enhancement on low down payment mortgages;

•	amount of loan level delivery fees that the GSEs assess on loans that require mortgage insurance;

•	loan eligibility standards for loans purchased by the GSEs, which impact the conforming mortgage loan origination market, including loan quality and availability;

•	terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law;

•	discretionary purchases by the GSEs of credit enhancements other than mortgage insurance;

•	whether the GSEs influence mortgage lenders’ selection of mortgage insurers providing coverage; and

•	GSE loss mitigation programs on insured mortgages and the circumstances in which mortgage servicers must implement such programs.

In the past, the GSEs have had programs under which for certain loans lenders could choose a mortgage insurance coverage percentage that was the minimum required by the GSEs’ charters, or “charter coverage”, rather than a higher, or “standard coverage”, with the GSEs assessing higher delivery fees for loans with charter coverage. The GSEs also have had programs known as “reduced coverage”, under which on certain loans lenders could choose a coverage level that was higher than charter coverage but lower than standard coverage. PMI charges lower premium rates for charter or reduced coverage commensurate with the reduced risk. Effective January 1, 2010, Fannie Mae began giving lenders the option of selecting charter coverage on a broader array of loans and eliminated reduced coverage altogether. As the new program has only recently commenced, we cannot predict how frequently lenders will select charter coverage rather than standard coverage on loans PMI insures after January 1, 2010, and the effect of the program changes on PMI’s business is difficult to quantify.

The placement of the GSEs into the conservatorship of the Federal Housing Finance Agency increases the likelihood that the U.S. Congress will examine the role and purpose of the GSEs in the U.S. housing market and potentially propose certain structural and other changes to the GSEs. New federal legislation or programs could reduce the level of, or eliminate entirely, the purchase of private mortgage insurance by the GSEs, or fundamentally change the manner in which the GSEs utilize credit enhancement. The Obama administration has indicated that it will outline broad principles regarding the future of the GSEs in 2010 but does not expect to submit a full legislative proposal until 2011. Both Fannie Mae and Freddie Mac are currently considering revisions to their eligibility guidelines that, if adopted, are expected to provide the GSEs with increased levels of oversight of eligible mortgage insurers’ operations, risk management policies and financial strategies and, accordingly, would place greater limitations and restrictions on mortgage insurers. Changes in the GSEs’ practices could have a material adverse effect on our business, harm our ability to compete and reduce the profitability of the mortgage insurance business generally and our business in particular. See also, “—Risks Relating to Liquidity and Capital Matters—The exercise of certain rights reserved by the GSEs under eligibility requirements for mortgage insurers and the terms of the conditional approvals we have received relating to PMAC, as well as the conditions of the waiver that we have received from Arizona, could harm our profitability and reduce our operational flexibility,” above.

Our revenues and profits could decline if PMI loses market share as a result of actions we have taken to limit new insurance written, increased industry competition or mortgage lenders and investors selecting alternatives to private mortgage insurance.

The principal sources of PMI’s competition include other private mortgage insurers, several of which are wholly-owned subsidiaries of public companies with direct or indirect capital reserves that provide them with potentially greater resources than we have, as well as the various alternatives to private mortgage insurance discussed below.

We believe that certain of the changes that we made during 2008 and 2009 in order to conserve capital, including our underwriting guideline changes and reducing or ceasing new insurance written with certain of our customers, have made it more difficult to compete among private mortgage insurers as we seek to write new business. Other changes we have made and actions we have taken, such as the termination of our contract underwriting operations in 2009, also have negatively impacted our relationships with certain of our current and former customers and may impact our ability to maintain or gain market share. In addition, as a result of the increase in rescission activity discussed in “—Regulatory and Litigation Risks—We are subject to heightened litigation risk related to the increase in rescissions”, we are experiencing an increase in the number of disagreements with mortgage lenders, commercial banks and other mortgage originators who are our customers and are engaged in litigation. Such disagreements or litigation, even if resolved in our favor, may adversely affect our business relationships with these customers. As a result of these and other factors, we may be unable to write new business at desired levels and realize the expected benefits of the capital raised in this and the concurrent notes offering and may be unable to fully increase levels of activity in the event market conditions improve. In addition, we believe that the difficult conditions and resulting capital constraints facing mortgage insurers have provided opportunities for new entrants in the private mortgage insurance industry, and we expect that we may face increased competition from new competitors. One new private mortgage insurer, Essent US Holdings, Inc., announced that it secured equity funding, purchased an information technology and operating platform from Triad Guaranty Inc., a mortgage insurer in runoff, obtained licenses in 45 states, anticipates obtaining licenses in all states in 2010, and is approved as a qualified mortgage insurer by the GSEs.

Tighter underwriting guidelines adopted industry-wide by private mortgage insurers and capital constraints in the mortgage insurance industry generally have resulted in greater demand for mortgage insurance from the Federal Housing Authority (“FHA”). As a result of federal legislation providing the FHA with greater competitive flexibility and increasing the maximum loan amount that the FHA may insure, the FHA has substantially increased its market share since early 2008 and is a significant competitor of ours. In addition, any current or new alternatives to private mortgage insurance that may develop could further reduce the market opportunities for private mortgage insurers and result in further increased competition, any of which could negatively impact our financial condition and results of operations.

Given the recent changes in industry conditions, we believe that the private mortgage insurance market has significantly contracted, and we not only face increased competition from existing and new private mortgage insurers, including the FHA and Veterans Administration (“VA”), but also from other sources, including the following:

•	the GSEs pursuing arrangements that meet their charter requirement for buying loans with loan-to-value ratios (“LTVs”) over 80% that do not involve the use of mortgage insurance;

•	lenders and investors holding mortgages in their portfolios and self-insuring; and

•	mortgage lenders maintaining lender recourse or participation with respect to loans sold to the GSEs.

Any failure of PMI to effectively compete could adversely affect our financial condition and results of operations.

A decrease in the volume of low down-payment home mortgage originations would cause our revenues to decline.

Our future revenues also depend on the volume of low down payment home mortgage originations. A decline in the volume of low down payment mortgage originations would reduce the demand for private mortgage insurance and, consequently, our revenues. The volume of low down payment mortgage originations is affected by, among other factors:

•	general economic conditions, including access to credit markets, unemployment rates, interest rates and home prices;

•	government policies, including government housing policies encouraging homeownership, federal and state economic stimulus programs and policies, and GSE and lender-specific policies; and

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the availability of mortgage insurance for high LTV loans, which is affected by, among other things, general economic conditions, secondary market demand, government housing policy and capital constraints facing mortgage insurers.

A decline in the volume of low down payment mortgage originations would reduce the demand for mortgage insurance products such as the ones we offer and could in turn have an adverse effect on our results of operations and financial condition.

Our business and financial performance could suffer if PMI were to lose the business of a major customer.

PMI’s top ten customers generated 56.9% of its premiums earned in 2009. Earned premiums from Fannie Mae exceeded 8% of our consolidated revenues and represented 10.2% of PMI’s earned premiums in 2009. The loss of a significant customer for any reason could reduce our revenue and, if not replaced, harm our consolidated financial condition and results of operations.

The premiums we charge for mortgage insurance on insured loans and the associated investment income may not be adequate to compensate for future losses from these loans.

We charge premium rates in effect at the time a policy is issued based upon our expectations regarding likely performance over the life of insurance coverage. We generally cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, losses from higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by non-renewal or cancellation of insurance coverage. The premiums we charge on our insurance in force and the associated investment income may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of unanticipated claims could adversely affect our consolidated financial condition and results of operations.

PMI’s primary new insurance written and risk in force includes:

•	Loans with LTVs exceeding 97%, known as Above-97s. As of March 31, 2010, 20.4% of PMI’s primary risk in force consisted of Above-97s. We no longer intend to insure loans with LTVs exceeding 95%.

•	ARMs. As of March 31, 2010, 7.4% of PMI’s primary risk in force consisted of ARMs, excluding 2/28 Hybrid ARMs.

•	2/28 Hybrid ARMs. As of March 31, 2010, 1.7% of PMI’s primary risk in force consisted of 2/28 Hybrid ARMs through PMI’s structured finance channel.

•	Alt-A loans. As of March 31, 2010, 16.8% of PMI’s primary risk in force consisted of Alt-A loans. In June 2008, we eliminated Alt-A loan eligibility altogether.

•	Interest only loans. As of March 31, 2010, 10.8% of PMI’s primary risk in force consisted of interest only loans.

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Payment option ARMs. As of March 31, 2010, approximately 3.0% of PMI’s primary risk in force consisted of payment option ARMs. In April 2008, we eliminated future coverage of negatively-amortizing ARM products.

•	Less-than-A quality mortgage loans. As of March 31, 2010, 8.4% of PMI’s primary risk in force consisted of less-than-A quality loans.

We also insure loans that have more than one of the above risk characteristics. As of March 31, 2010, approximately 2.4% of PMI’s primary risk in force consisted of Above-97s that are less-than-A quality loans, approximately 2.0% of PMI’s primary risk in force consisted of Alt-A loans that are also Above-97s and approximately 2.7% of PMI’s primary risk in force consisted of interest only loans that are also Above-97s. This “layering” of risk has increased the risk of borrower default. A material portion of these loans were written in 2005 through the first quarter of 2008.

Even in stable economic times, we expect higher default and claim rates for high-LTV, ARM, 2/28 Hybrid ARM, Alt-A, interest only, payment option ARM, and less-than-A quality loans, as well as loans with “layered” risk. Although we attempt to incorporate the higher default and claim rates associated with these loans into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for future losses from these loans. Worsening economic conditions, rising unemployment rates and/or additional house price declines could even more significantly increase the default risks associated with these loans. In addition, these same negative economic and market conditions could also significantly increase the default and claim risk on loans for which we did not assume higher default and claim rates.

PMI’s loss experience may increase as its policies continue to age.

Generally, we expect the majority of losses and LAE on insured loans in PMI’s current portfolio to occur during the second through the fourth years after loan origination. 58.7% of PMI’s primary risk in force as of March 31, 2010 is on insurance written from the period of January 1, 2006 through December 31, 2008. Accordingly, a significant percentage of the primary portfolio is in, or approaching, its peak claim years. In addition, PMI has experienced adverse and accelerated delinquency development in the 2005, 2006 and 2007 insured loan portfolios. We believe our loss experience will continue as these policies age. If the claim frequency on PMI’s risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, our consolidated financial condition and results of operations would be harmed.

Geographic concentration of PMI’s primary insurance in force could continue to increase losses and harm our financial performance.

We are affected by economic downturns and other events in specific regions of the United States where a large portion of our U.S. business is concentrated. As of March 31, 2010, 10.1% of PMI’s primary risk in force was located in Florida and 7.6% was located in California. We are currently experiencing higher levels of losses in those states. In addition, as of March 31, 2010, 21.1% of our primary risk-in-force related to loans located in Illinois, Georgia, New Jersey, New York and Ohio. Collectively these states experienced higher default rates in 2009 and the first quarter of 2010 than other states in the U.S. as a result of relatively weak economic activity, higher unemployment rates and declines in home prices. We expect that our loss experience with respect to risk-in-force in these states will remain elevated in the near future, which could continue to adversely affect our results of operations and financial position.

We delegate underwriting authority to mortgage lenders which could cause us to insure mortgage loans that do not conform to our underwriting guidelines, and thereby increase claims and losses.

More than 87% of PMI’s flow new insurance written is underwritten pursuant to a delegated underwriting program under which, subject to periodic audit, certain mortgage lenders may determine whether mortgage loans meet our program guidelines and commit us to issue mortgage insurance. If PMI determines that a lender participating in the delegated program commits PMI to insure a loan that fails to meet all of the approved underwriting guidelines, subject to certain exceptions, PMI has the right to exclude or rescind coverage on the loan. PMI may also suspend or terminate the insured’s delegated authority to extend coverage to new loans if it determines that the insured has not been complying with approved underwriting guidelines. In 2008 and 2009, as a result of significant variance from our quality control standards, we terminated the right of certain customers to participate in the delegated program. Because PMI does not review the underwriting determinations on all loans, claims may be paid on certain loans with unacceptable risk profiles or which failed to meet approved underwriting guidelines at the time of origination. In addition, certain customers who fail to comply with approved underwriting guidelines may go undetected and continue to submit noncompliant loans under their delegated authority.

Higher persistency rates in our U.S. Mortgage Insurance Operations place additional constraints on capital, making it more difficult to write new business.

As discussed in “Item 1(D)(5). Business—U.S. Mortgage Insurance Operations—Business Composition—Persistency” in our Annual Report on Form 10-K for the year ended December 31, 2009, PMI’s persistency rate, which is based on the percentage of primary insurance in force at the beginning of a 12-month period that remains in force at the end of that period, has increased in recent years, rising to 84.3% in 2009 from 82.2% and

75.5% in 2008 and 2007, respectively. PMI’s persistency rate has been positively impacted by lower borrower refinance activity of PMI insured loans, primarily as a result of declining home prices and the diminished availability of loan products. To the extent that home prices continue to decline and residential mortgage refinance activity in the insured loan market remains relatively low, we expect that PMI’s persistency rate will remain high and therefore limit the rate at which PMI’s existing risk in force runs off. Because PMI must maintain sufficient capital to satisfy regulatory risk-to-capital metrics, higher persistency rates, even though they create relatively higher revenues, may constrain PMI’s capital position and its ability to write new business, which may adversely impact our future revenues and results of operations.

We reinsure a portion of our mortgage insurance default risk with lender-affiliated captive reinsurance companies, which reduces our net premiums written and earned.

Mortgage insurers, including PMI, offer products to lenders that are designed to allow them to participate in the risks and rewards of the mortgage insurance business. Many of the major mortgage lenders have established affiliated captive reinsurance companies. These captive reinsurance companies assume a portion of the risks associated with the lender’s insured mortgage loans in exchange for a percentage of the associated gross premiums. Because the GSEs currently prohibit cessions of gross risk or gross premium greater than 25% to captive reinsurers and PMI ceased seeking excess-of-loss (XOL) captive reinsurance arrangements, we expect the portion of our new primary insurance business that is subject to captive arrangements to decrease. PMI did not enter into any new XOL captive reinsurance agreements in 2009. See “Item 1(D)(9)(a). Business—U.S. Mortgage Insurance Operations—Reinsurance—Captive Reinsurance” in our Annual Report on Form 10-K for the year ended December 31, 2009. PMI will continue to cede premiums under its in-force XOL contracts until they run off and mature pursuant to the existing terms and conditions, and as a result, captive reinsurance agreements will continue to negatively impact our net premiums written and earned.

If we are unable to keep pace with the technological demands of our customers or with the technology-related products and services offered by our competitors, our business and financial performance could be significantly harmed.

Participants in the mortgage lending and mortgage insurance industries rely on e-commerce and other technology to provide and expand their products and services. Our customers generally require that we provide our products and services electronically via the Internet or electronic data transmission, and we process the significant majority of our new insurance written and claims processing electronically. We expect this to continue, and accordingly, we believe that it is essential that we continue to invest resources in maintaining electronic connectivity with our customers and, more generally, in e-commerce and technology. Because of capital constraints, we may reduce costs by, among other things, decreasing the level of resources devoted to e-commerce and technology upgrades. Our business may suffer if we do not keep pace with the technological demands of our customers and the technological capabilities of our competitors.

Regulatory and Litigation Risks

We are subject to heightened litigation risk related to the increase in rescissions.

We believe the rise in the numbers of rescissions heightens the risk of litigation concerning our rescission decisions. As we continue to review our insured loan portfolios, we will likely rescind more insurance policies in the future. The rise in the numbers of rescissions has resulted in lenders and policyholders increasingly challenging our specific rescissions of coverage on individual loans and our general right to rescind coverage under the terms and conditions of PMI’s master policies. “Part I. Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2009 and “Part II. Item 1. Legal Proceedings” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 discuss certain rescission-related litigation and arbitration in which PMI is currently involved. In addition to the litigation and arbitration discussed in that section, we are discussing with certain policyholders their objections to PMI’s rescissions of large groups of loans that in the aggregate are material, and as a result, we expect that PMI will engage in litigation or other dispute resolution proceedings related to some portion of these challenged rescissions if we are unable to resolve them informally. Addressing such disputes through litigation or otherwise is likely to be costly even if we are ultimately successful in defending against such claims. As discussed in “—Risks Relating to Risk Management and Loss Reserving—We establish loss reserves with respect to our mortgage insurance policies only upon loan defaults; accordingly, our loss reserve estimates are not intended to be an estimate of future losses” above, if we are not successful in defending these rescissions, we would need to re-establish loss reserves for, and re-assume the risk on, such rescinded loans, which could materially harm our financial condition and results of operations.

The U.S. mortgage insurance industry and PMI are subject to litigation risk generally.

The mortgage insurance industry and PMI face litigation risk in the ordinary course of operations, including the risk of class action lawsuits. Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. Mortgage insurers, including PMI, have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act of 1974 (“RESPA”) and the Fair Credit Reporting Act (“FCRA”). In the past, a number of lawsuits have challenged the actions of private mortgage insurers, including PMI, under RESPA, alleging that the insurers have provided products or services at improperly reduced prices in return for the referral of mortgage insurance. RESPA precludes PMI from providing services or products to mortgage lenders free of charge, charging fees for services that are lower than their reasonable or fair market value, and paying fees for services that others provide that are higher than their reasonable or fair market value, in exchange for the referral of settlement services.

Litigation relating to capital markets transactions and securities-related matters in general has increased and is expected to continue to increase as a result of the deterioration of the capital, credit, housing and mortgage markets. In March 2008, we and certain of our executive officers were named in securities class action complaints filed in the United States District Court for the Northern District of California. In April 2008, we and certain of our executive officers and directors were named in two shareholder derivative suits. Both of the derivative suits assert various acts and/or omissions against the defendants. We continue to believe that we have meritorious defenses to these lawsuits and intend to defend ourselves vigorously.

We cannot predict whether additional actions of the types described herein, or other actions, will be brought against us or other mortgage insurers in the future. Any such proceedings could have an adverse effect on our consolidated financial position, results of operations or cash flows.

The U.S. mortgage insurance industry and PMI are subject to regulatory risk and have been subject to increased scrutiny by insurance and other regulatory authorities.

PMI and the mortgage insurance industry are subject to comprehensive, detailed regulation by state insurance departments whose primary goal is to safeguard insurers’ solvency for the protection of policyholders. Although their scope varies, state insurance laws generally grant broad powers to supervisory agencies and officials to examine and investigate insurance companies and to enforce rules or exercise discretion touching almost every aspect of PMI’s business.

We have been subject to increased scrutiny by the Arizona Director and other state insurance regulatory authorities as a result of our substantial losses in recent periods and the decrease in our statutory capital. The Department notified MIC in the third quarter of 2009 of its initiation of a limited scope examination to determine, among other things, whether to exercise discretion and permit MIC to continue writing new business in the event MIC fails to maintain Arizona’s minimum policyholders’ position requirement. In addition, from time to time, we have discussed with certain state insurance regulators their financially hazardous condition regulations generally applicable to licensed insurance companies and those states’ interpretive positions that we are, or could be, in violation of their respective regulations. None of these states has taken any action against MIC to date. As a result of these and other potential future examinations or discussions, state insurance regulatory authorities could require us to cease writing new business or take other actions to restrict our ability to conduct business. Such regulatory actions would adversely affect our operating results.

In addition, the insurance industry has become the focus of increased scrutiny by regulatory and law enforcement authorities concerning certain practices, including captive reinsurance arrangements. MIC continues to respond to administrative subpoenas from the Minnesota Department of Commerce and the Office of Inspector General (“OIG”) of the U.S. Department of Housing and Urban Development (“HUD”) for information regarding its captive reinsurance arrangements among other matters. We cannot predict whether the Minnesota Department of Commerce and the HUD OIG’s administrative subpoenas will lead to further inquiries, or investigations, of these matters, or the scope, timing or outcome of any inquiry or actions by those Departments or any inquiry or actions that may be commenced by state insurance departments, attorneys general or other regulators.

As a result of the deterioration of the housing and mortgage markets in the U.S., regulatory oversight of our insurance subsidiaries may significantly increase in the future. Increased federal or state regulatory scrutiny could lead to new legal precedents, new regulations or new practices, or regulatory actions or investigations, which could adversely affect our financial condition and results of operation.

Changes to the risk-based capital rules applicable to the GSEs could cause PMI’s business to suffer.

The Federal Housing Finance Agency (“FHFA”), the agency which currently regulates the GSEs, has risk-based capital rules that prescribe treatment of credit enhancement issued by private mortgage insurers and provides capital guidelines for the GSEs in connection with their use of other types of credit protection counterparties in addition to mortgage insurers. The rules require the GSEs to hold different amounts of capital against mortgage insurance coverage according to the rating of the mortgage insurance company that issued the policy. See “Item 1(D)(1)(a). U.S. Mortgage Insurance Operations—Products—Primary Mortgage Insurance-Primary Flow Channel” in our Annual Report on Form 10-K for the year ended December 31, 2009. Although these rules were suspended in 2008, the FHFA or other governmental authority, including Congress, may revisit the risk-based capital rules and the treatment of mortgage insurance at any time in the future. If the rules change or if the GSEs begin again to follow the FHFA’s risk-based capital rules, demand for our mortgage insurance products could decrease and our consolidated financial condition and results of operation could be adversely affected.

The implementation of the Basel II Capital Accord may affect the use of mortgage insurance.

The Basel II Accord establishes a risk-based capital framework that is applicable to the 10 to 12 largest banking organizations in the United States, as well as to smaller banking organizations with significant international operations. The proposal is being phased-in, and is not expected to be fully implemented in the United States until 2012. However, in light of the current disruption in the financial markets, it is likely that many institutions will ask for a postponement in the mandatory implementation date, and such a request may be granted at the discretion of U.S. bank regulators. In addition, since further changes in the capital framework have been suggested at the international level, the full implementation may be further delayed if significant amendments are adopted. Under the Basel II Accord as adopted in the U.S., banking organizations will determine capital requirements for mortgage loans based on their respective internal models with parameters such as the probability of default and loss given a default. We expect that mortgage insurance will be factored in these internal models and will likely provide mortgage lenders with capital relief by reducing the capital charge on mortgages, although the extent of capital relief will depend upon the particular model employed by the banking organization. We cannot predict the extent of any benefits that lenders will ultimately obtain under Basel II, or how any such benefits may affect the opportunities for growth of the mortgage insurance industry. If Basel II is implemented in a manner that does not provide sufficient capital relief to lenders using mortgage insurance, our business could be negatively impacted.

Other Risks

We are exposed to risk in the winding down of our European and Canadian operations.

Substantial risks remain in the winding down of our European operations as a result of the sustained adverse economic conditions in the United States and, to a lesser degree, the European Union. As a result of PMI

Europe’s exposure to U.S. subprime risk under reinsurance agreements and the continued losses associated with such risk, PMI Europe incurred additional losses of $50,000 during the quarter ended March 31, 2010. If the performance of these exposures continues to deteriorate, PMI Europe will continue to experience increased incurred losses, which could have a material adverse effect on our results and financial condition.

Certain of PMI Europe’s CDS contracts contain collateral support provisions which, upon certain defined circumstances, including deterioration of the underlying mortgage loan performance, require PMI Europe to post collateral for the benefit of the counterparty. As of March 31, 2010, PMI Europe had posted collateral of $11.0 million on its CDS transactions. As of March 31, 2010, the maximum amount of collateral that PMI Europe may be required to post under these contracts is approximately $31.1 million, including the $11.0 million already posted. We estimate, based on expected defaults and loss payments, that the amount of additional collateral to be posted will be up to $11.0 million in the next twelve months. The actual collateral posted will depend upon deal performance, claim payments and the extent to which PMI Europe is successful in commuting these contracts. PMI Europe is currently engaged in negotiations with one reinsured counterparty regarding the appropriate amounts of collateral required to be posted by PMI Europe under the terms of the applicable reinsurance agreement. If PMI Europe is required to post additional collateral, our financial condition could be negatively impacted.

As a result of changes in the fair value of its CDS contracts, PMI Europe’s financial results have been volatile. The fair value of derivative liabilities was $15.5 million and $43.2 million as of March 31, 2010 and March 31, 2009, respectively, and is included in other liabilities on the balance sheet. The fair value of these CDS liabilities includes payment obligations that have been incurred but unpaid as of the balance sheet date. The fair values of PMI Europe’s CDS contracts are affected predominantly by estimated changes in credit spreads of the underlying obligations, which are dependent on the performance of certain prime residential mortgage loans originated throughout Europe, which are the reference assets for the underlying mortgage-related securities. See Note 8, Fair Value Disclosures, to our Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 for PMI Europe’s methodology in estimating the fair value of its CDS contracts. As estimated credit spreads change, the fair values of these CDS contracts will change and the resulting gains and losses will be recorded in our operating results. In addition, with the adoption of Topic 820, we have incorporated our non-performance risk into the market value of our derivative assets and liabilities. Excluding our non-performance risk, the fair value of these CDS liabilities would have been $17.4 million as of March 31, 2010.

As discussed in Note 8, Fair Value Disclosures, to our Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, in estimating the fair values of CDS contracts, PMI Europe incorporates expected life of contract dates in its internal valuation models. To the extent that credit spreads are higher than at the time of inception of the transaction, extending the expected life from the call date to the maturity date could result in PMI Europe recognizing further significant mark-to-market losses. If counterparties elect to extend PMI Europe’s CDS contracts and spreads remain at their current levels, mark-to-market losses could be material and there will be a greater likelihood of incurring higher than currently expected realized losses in the form of paid claims on the contracts.

Although we do not currently expect that the fair value portion of the CDS liability related to fluctuations in market spreads and our cost of capital will result in any cash outflows, higher than expected defaults, higher loss severities or the acceleration in the timing of claim payments would likely result in an increase in PMI’s expected discounted future net cash outflows and fair value liability, which could materially impact our results of operations.

All of the above risks could result in material losses to PMI Europe in our winding down of its operations and, if significant enough in the aggregate, could require MIC to make additional capital contributions to PMI Europe pursuant to its capital support agreements, which could harm the financial condition of MIC.

PMI Canada’s insured loan portfolio is comprised of non-conforming loans with short-term maturities, ranging from three to seven years from the loan origination date. Approximately 60% of such loans in PMI

Canada’s portfolio (approximately $32.7 million of risk in force as of March 31, 2010) will mature in the second half of 2010. As a result of the contraction in the availability of mortgage products for non-prime borrowers in Canada, the borrowers who obtained the short-term loans in PMI Canada’s portfolio may, when their loans become due, be unable to qualify for renewal or refinancing of such loans. If a greater than expected percentage of borrowers holding short-term loans insured by PMI Canada default in 2010, PMI Canada’s losses could significantly increase in 2010 and 2011. However, we do not expect PMI Canada’s losses to be significant to our overall results of operations and financial condition.

We may not be able to realize all of our deferred tax assets and may be required to record a full or partial valuation allowance against our net deferred tax assets.

As of March 31, 2010, we had $482.8 million of deferred tax assets. ASC Topic 740 requires deferred tax assets to be reduced by a valuation allowance, with a corresponding charge to net income, if, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Our management reviews the need to establish a valuation allowance against deferred tax assets on a quarterly basis, based on, among others, the severity and frequency of operating or capital losses, our capacity for the carryback or carryforward of any losses, the expected occurrence of future income or loss and available tax planning alternatives.

Due to our cumulative operating losses and the continuing economic downturn, we may not have sufficient taxable income to realize all of our deferred tax assets and have in the past recorded a valuation allowance against our deferred tax assets. As a result, we may be required to record a full valuation allowance or increase our current partial valuation allowance against our remaining net deferred tax assets, with a corresponding charge to net income, which could have a material adverse effect on our results of operations and financial condition. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates—Valuation of Deferred Tax Assets” in our Annual Report on Form 10-K for the year ended December 31, 2009 for more discussion.

Our deferred tax assets and other tax attributes could be significantly limited if we experience an “ownership change” as defined in Section 382 of the Internal Revenue Code.

We have significant deferred tax assets that are generally available to offset future taxable income or income tax. In the event that we experience an “ownership change” for federal income tax purposes under Internal Revenue Code (the “Code”) Section 382 (“Section 382”), we may be restricted annually in our ability to use our tax attributes to offset future taxable income or income tax, including any deferred tax assets and losses that are subsequently recognized with respect to assets that had a built-in-loss on the date of the ownership change. In general, we would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% shareholder or any equity structure shift, the percentage of ownership by one or more 5% shareholders has increased by more than 50% over the lowest percentage of ownership of our company owned by such shareholders at any time during the three-year testing period. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, as of March 31, 2010, we do not believe that an ownership change has occurred that would restrict our ability to use our current deferred tax assets under Section 382. However, we believe that as a result of this offering, it is more likely that an ownership change could occur in the future, including as a result of trading in our stock or otherwise. If an ownership change were to occur, our ability to use these tax credits and other tax attributes would likely be limited, which would have a significant negative impact on our financial position and results of operations. In the future, we may take certain steps to protect our deferred tax assets and other tax attributes, including adoption of a tax benefits preservation plan that may deter acquisitions of 5% or more of our common stock. Any such plan could have a significant effect on the trading market for our stock which could in turn affect the trading price of our common stock.

It is unlikely we will recover our investment in FGIC.

We made a significant investment in the equity securities of FGIC Corporation and its wholly owned subsidiary, FGIC. Our investment in FGIC Corporation is accounted for under the equity method of accounting in our consolidated financial statements. The carrying value of our investment in FGIC Corporation was zero as of December 31, 2008, December 31, 2009 and March 31, 2010. FGIC has ceased writing new business in the financial guaranty industry, and we do not expect FGIC to resume writing new business in the future.

Risks Related to Our Common Stock

Our common stock is subject to significant price fluctuation and you may not be able to resell your shares at or above the initial offering price.

Stock prices in general, and the price of our common stock in particular, have experienced significant fluctuation over the past year. As recently as March 10, 2009, the closing price of our common stock was $0.30, 95.5% lower than the closing price of our common stock as of April 23, 2010. The market price of our common stock may continue to be subject to significant fluctuations due to general stock market conditions and change in market perception of the mortgage insurance industry, as well as a variety of other factors, including those described above and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Part II. Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and the following:

•	our operating and financial performance and prospects;

•	our capital and liquidity constraints;

•	increases in our loss experience, including as a result of domestic and international economic recessions, declining values of homes, higher unemployment rates and tightening credit market;

•	our ability to raise additional capital and to repay our debts;

•	legislative or regulatory changes that may affect the demand and pricing for private mortgage insurance;

•	changes in the role of the GSEs in the U.S. housing market, or the changes in the policies or practices of the GSEs;

•	changes in our capital requirements; and

•	general financial, domestic, international, economic and other market conditions.

The fluctuation may adversely affect the market price of our common stock and you may not be able to resell your shares at or above the initial offering price.

Future issuances of our common stock and our issuance of convertible notes, which may result in future issuances of common stock, may adversely affect our stock price.

Sales of a substantial number of shares of our common stock after this offering, or the perception by the market that those sales could occur, could cause the market price of our common stock to decline or could make it more difficult for us to raise funds through the sale of equity in the future. Likewise, additional equity financings or other share issuances by us could adversely affect the market price of our common stock.

We expect to incur significant losses in 2010. As discussed under “—Risks Relating to Liquidity and Capital Matters—There can be no assurance that we will not need to raise additional capital in the future,” we cannot be sure that we will not need to raise additional capital in the future, as a result of continuing or worsening economic conditions or otherwise. If we do need to raise additional capital to meet capital adequacy requirements or otherwise, there can be no assurance that we will be able to do so on favorable terms or at all. In addition, any such financing could be significantly dilutive to our existing shareholders and result in the issuance of securities that have rights, preferences and privileges that are senior to those of our common stock.

Concurrently with this common stock offering, pursuant to a separate prospectus supplement, we are offering $200 million principal amount of     % Convertible Senior Notes due 2020 in an underwritten public offering (or $230 million principal amount of     % Convertible Senior Notes due 2020 if the underwriters in that offering exercise their option to purchase additional notes in full). A substantial number of shares of common stock is reserved for issuance upon conversion of the notes. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Any market that develops for our notes is likely to influence and be influenced by the market for our common stock. For example, the price of our common stock could be affected by possible sales of common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to occur involving our common stock.

Insurance laws and regulations, provisions of our certificate of incorporation and Delaware law, as well as the repurchase right in the notes triggered by a fundamental change, may prevent holders of our common stock from realizing a premium as a result of a change of control of The PMI Group, which could affect the trading value of the notes.

The PMI Group is treated as an insurance holding company under the laws of the States of Arizona, Wisconsin and New York, based on its ownership and affiliation with MIC and its other insurance subsidiaries. These laws restrict third parties from acquiring control of The PMI Group without prior approval of the relevant departments of insurance. Control is presumed to exist under Arizona and New York law if a person (or persons whose ownership is required to be aggregated) owns 10% or more, and under Wisconsin law if a person (or persons whose ownership is required to be aggregated) owns more than 10%, of the voting securities of The PMI Group. In addition, our certificate of incorporation authorizes our Board of Directors to fix the terms of, and issue, preferred stock from time to time without stockholder approval and requires greater than majority approval by stockholders to effect certain actions. The repurchase and conversion rights in the notes triggered by a fundamental change also could discourage a potential acquiror. These insurance laws and regulations, our certificate of incorporation and provisions of Delaware law and the terms of the notes may deter or prevent acquisitions of The PMI Group even if stockholders would be in favor of such transactions, which could in turn affect the trading price of our common stock.

Forward-Looking Information

Statements we make or incorporate by reference in this and other documents filed with the Securities and Exchange Commission that are not historical facts, that are preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, or that relate to future plans, events or performance are “forward-looking statements” within the meaning of the federal securities laws. When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Our actual results may differ materially from those expressed in our forward-looking statements. Forward-looking statements involve a number of risks or uncertainties including, but not limited to, the “Supplemental Risk Factors” above. Other risks are referred to from time to time in our periodic filings with the Securities and Exchange Commission. All of our forward-looking statements are qualified by and should be read in conjunction with our risk disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Proceeds

We expect that we will receive net proceeds from the sale of              shares of our common stock in this offering of approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses, or $             million if the underwriters exercise their option to purchase additional shares in this offering in full.

We also expect that we will receive net proceeds from the sale of $200 million principal amount of our     % Convertible Senior Notes due 2020 in our concurrent offering of approximately $             million, after deducting underwriting discounts and commissions and estimated offering expenses of that offering, or $             million, if the underwriters of that offering exercise their option to purchase additional notes in full. The actual principal amount of the notes that we sell and the related net proceeds, however, may vary based on market conditions.

Pursuant to the terms of our credit facility, 33% of the net proceeds we receive from this offering and the concurrent notes offering must be applied to repay the outstanding indebtedness under our credit facility, subject to a maximum repayment amount of $75 million. Accordingly, we will use $75 million of the net proceeds from this offering and our concurrent notes offering to repay a portion of our indebtedness under our credit facility. The weighted average interest rate under our credit facility was 4.25% at March 31, 2010. Our credit facility matures on October 24, 2011. We use borrowings under our credit facility for working capital and general corporate purposes. We expect to use $35 million to $40 million of the aggregate net proceeds from this offering and our concurrent notes offering for working capital and general corporate purposes for The PMI Group, Inc. We expect to contribute the remaining net proceeds of this offering and our concurrent notes offering to MIC, with an amount equal to the gross proceeds from the notes offering to be contributed in the form of the Surplus Note, and the remaining amount to be contributed in the form of a contribution to capital. We expect that MIC will use such amounts for working capital and general corporate purposes.

The terms of the Surplus Note will provide for interest, principal and redemption payments that are generally concurrent with and equivalent to the payments of interest, principal and redemptions with respect to our convertible notes, as well as redemption payments generally equivalent to cash settlements of conversions of our convertible notes that may be made from time to time, subject to certain exceptions for conversions of notes that are less than 1% of the initial aggregate principal amount of the notes (with redemption payments in respect of de minimis conversions to be made as the aggregate of such conversions for which redemption payments have not previously been made exceed 1%). Pursuant to the Arizona Insurance Code, our interest in the Surplus Note will be subordinate to the claims of policyholders, claimants and beneficiaries and to all other classes of creditors, other than surplus noteholders. Amounts may be paid only out of surplus, and even if sufficient surplus is available, each interest, principal and redemption payment in respect of the Surplus Note is subject to the prior approval of the Arizona Department of Insurance. Although we have received a letter from the Director approving MIC’s payment of interest provided all of the terms and conditions of the Surplus Note are satisfied, that approval may be rescinded at any time. In addition, the pre-approval letter does not contain any advance approval of the payment of principal or redemption amounts. Accordingly, there can be no assurance that we will receive any payments in respect of the Surplus Note, either in a timely manner in order to meet our obligations under our convertible notes or at all.

Capitalization

The following table sets forth our capitalization as of March 31, 2010:

•	on an actual basis; and

•

on an as adjusted basis giving effect to our receipt of the estimated net proceeds from the sale of shares of our common stock in this offering and notes in the concurrent offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table assumes that the underwriters do not exercise their over-allotment option in this offering or in our concurrent notes offering. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2010
	Actual	As Adjusted
	(Dollars in thousands)
Long-term debt:
Credit facility	124,750
Junior subordinated debentures	51,593
6.000% senior notes due 2016	163,438
6.625% senior notes due 2036	84,789
% convertible notes due 2020 offered in the notes offering(1)	—
Total long-term debt	$424,570	$

Shareholders’ equity:
Preferred stock, $0.01 par value: 5,000,000 shares authorized; none issued or outstanding	—
Common Stock, $0.01 par value: 250,000,000 shares authorized; 119,313,767 and shares issued	1,193
Additional paid-in capital(1)	862,735
Treasury stock, at cost (36,307,448 shares)	(1,305,986)
Accumulated other comprehensive income	71,744
Retained earnings	947,741

Total shareholders’ equity	577,427

Total capitalization	$1,001,997	$

(1)	The recording of the notes reflects the application of Accounting Standards Codification Topic 470-20 (previously FASB Staff Position No. APB 14-1), Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which will be adopted by us in 2010 subsequent to the offering. Under Topic 470-20, an entity must separately account for the proceeds of convertible debt instruments that have stated terms permitting cash settlement upon conversion by allocating the instrument’s liability and equity components in a manner that reflects our economic interest cost over the life of the instrument. The carrying value of the equity component will be the difference between the initial proceeds of the offering and the fair value of the liability component, or the debt discount. Pursuant to Topic 470-20, the equity component and the liability component of the instrument will be included in additional paid-in capital and long-term debt on our consolidated balance sheet, respectively.

The share numbers above exclude shares of common stock, if any, issuable upon conversion of the     % Convertible Notes due 2020 we are concurrently offering.

The share numbers above also exclude, as of March 31, 2010:

•

7,308,663 shares issuable upon exercise of outstanding stock options with a weighted-average exercise price of $22.98 per share and 1,194,682 shares issuable upon vesting of outstanding restricted stock units;

•	418,693 shares available for future grant under our equity incentive plan; and

•	235,714 shares issuable under our employee stock purchase plan.

Price Range of Common Stock and Dividend Policy

Our common stock, which trades under the symbol “PMI”, has been listed on The New York Stock Exchange (the “NYSE”) since April 18, 1995. The following table presents, for the periods indicated, the high and low sales prices per share of our common stock as reported on the NYSE.

	High	Low
Fiscal year ended December 31, 2008:
First quarter	$13.46	$4.82
Second quarter	6.53	1.87
Third quarter	5.43	1.20
Fourth quarter	3.36	1.15
Fiscal year ended December 31, 2009:
First quarter	2.79	0.26
Second quarter	2.99	0.60
Third quarter	4.96	1.27
Fourth quarter	4.24	1.81
Fiscal year ending December 31, 2010:
First quarter	5.83	2.11
Second quarter (through April 23, 2010)	7.75	5.52

On April 23, 2010, the last reported sale price for our common stock on the NYSE was $6.63 per share. As of April 21, 2010, there were 103 stockholders of record of our common stock.

We have not declared a dividend on our common stock since 2008. We paid regular dividends on our common stock of $0.0025 per share in each of the quarters in the period from July 1, 2008 through December 31, 2008; and $0.0125 per share in each of the quarters in the period from January 1, 2008 through June 30, 2008.

We do not expect that our Board of Directors will declare a quarterly dividend for the foreseeable future. The payment of future dividends is subject to the discretion of our Board of Directors, which will consider, among other factors, our consolidated operating results, our overall financial condition and capital requirements, as well as general business conditions. The PMI Group, as a holding company, is dependent upon dividends and any other permitted payments from its subsidiaries to enable it to pay dividends and to service outstanding debt. MIC’s ability to pay dividends or make distributions or returns of capital to The PMI Group is affected by state insurance laws, credit agreements, rating agencies, the discretion of insurance regulatory authorities, the terms of our runoff support agreement with Allstate Insurance Company and capital support agreements with our subsidiaries and the terms of our agreement with Fannie Mae and our letter from Freddie Mac relating to PMAC. See “Supplemental Risk Factors—Risks Related to Our Business—Our holding company structure and certain regulatory and other constraints, including adverse business performance or failures to receive amounts in respect of the Surplus Note, could affect our ability to satisfy our obligations,” and the notes to our consolidated financial statements incorporated by reference in this prospectus supplement.

Certain United States Tax Consequences to Non-U.S. Holders of

Common Stock

This section summarizes material United States federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner of our common stock that is a “non-U.S. holder”. It is the opinion of Sullivan & Cromwell LLP, our counsel. You are a “non-U.S. holder” if you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from our common stock.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed on a net-income basis at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business within the United States, and, if required by a treaty, the gain is attributable to a permanent establishment that you maintain in the United States,

•

you are an individual that holds our common stock as a capital asset and you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist, or

•

at any time during the five-year period ending on the date of disposition, or your holding period, whichever period is shorter, we are or have been a United States real property holding corporation for United States federal income tax purposes and you held, directly or indirectly, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. We have not been, are not and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.

Federal Estate Taxes

Common stock owned or treated as owned by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Except as described below, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of our common stock effected at a U.S. office of a broker,

as long as:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

However, we and other payors are required to report the payments of dividends to you on Internal Revenue Service Form 1042-S even if the payments are not subject to withholding or other information reporting requirements.

Payment of the proceeds from the sale of our common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a “U.S. person”, as defined in U.S. Treasury regulations,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation, certain foreign financial institutions, investment funds and other non-U.S. persons are subject to information reporting requirements with respect to their direct and indirect U.S. shareholders and/or U.S. accountholders. A 30% withholding tax would be imposed on certain payments that are made after December 31, 2012 to a non-U.S. person that is subject to such requirements and fails to comply with them. Such payments would include our dividends and the gross proceeds from the sale or other disposition of our common stock. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Concurrent Convertible Notes Offering

Concurrently with this offering, we are offering $200 million principal amount of     % Convertible Senior Notes due 2020 (or $230 million principal amount of     % Convertible Senior Notes due 2020 if the underwriters in that offering exercise their option to purchase additional notes in full) pursuant to a separate prospectus supplement. The notes will be our senior unsecured obligations and will pay interest semi-annually in arrears at a rate of     % per year.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding January 15, 2020 only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2010 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter exceeds 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on such trading day; (3) if we call the notes for redemption, at any time prior to the close of business on the business day prior to the redemption date; or (4) upon the occurrence of specified corporate events. On or after January 15, 2020 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in the prospectus supplement relating to the notes.

The conversion rate will initially be              shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $             per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

At any time on or after April 15, 2015, we may redeem all or part of the notes for cash, but only if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date we provide notice of redemption exceeds 130% of the conversion price in effect on each such trading day. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, plus a “make-whole premium” payment (as defined in the prospectus supplement relating to the notes). We must make the make-whole premium payments on all notes called for redemption prior to April 15, 2020, including notes converted after the date we provide the notice of redemption but prior to the business day immediately preceding the redemption date.

If we undergo a fundamental change, holders may require us to repurchase their notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other obligations (including liabilities to policyholders) incurred by our subsidiaries.

We expect to raise approximately $             million in aggregate gross proceeds from the two offerings (or approximately $             million if the underwriters in each offering exercise their options to purchase additional shares or notes, as the case may be, in full). The amounts sold in the notes offering may increase or decrease based on market conditions. We cannot assure you that we will complete the notes offering. This offering and the notes offering are contingent upon each other.

This description and the other information in this prospectus supplement regarding the notes offering is included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, the notes.

Underwriting

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Dowling & Partners Securities, LLC
Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our directors and executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

We estimate that our expenses from this offering, excluding underwriting discounts and commissions, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. In addition, one or more of the underwriters or their affiliates may be our customers. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. An affiliate of Credit Suisse Securities (USA) LLC advised us in the 2008 sale of our Australian operations. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender under our Amended and Restated Revolving Credit Agreement, dated as of October 24, 2006, as amended from time to time. As described elsewhere in this prospectus supplement, we will use $75 million of the aggregate net proceeds from this offering and our concurrent notes offering to repay a portion of our outstanding indebtedness under this credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require our publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (FINMA) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA), and accordingly the shares being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (CISO), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement, the accompanying prospectus and any other materials relating to the shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Validity of Common Stock

The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements (including schedules appearing therein) of The PMI Group, Inc. for December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 appearing in The PMI Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference herein. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Additional Information

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

The SEC’s rules allow us to incorporate by reference information into the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of the prospectus. Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into the prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Our Current Reports on Form 8-K dated February 16, 2010, March 3, 2010, March 19, 2010 and April 14, 2010;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description; and

•

All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor Relations and Corporate Capital Management and Analysis, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

THE PMI GROUP, INC.

$850,000,000

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Units

The PMI Group, Inc. from time to time may offer to sell senior or subordinated debt securities, shares of preferred stock, either separately or represented by depositary shares, shares of common stock, warrants and stock purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities, preferred stock, warrants and stock purchase contracts may be convertible into or exercisable or exchangeable for shares of common or preferred stock or other securities of The PMI Group, Inc. or debt or equity securities of one or more other entities. The PMI Group, Inc.’s common stock is listed on the New York Stock Exchange and trades under the ticker symbol “PMI”.

The PMI Group, Inc. may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in our securities involves risk. Please see “Risk Factors” on page 1 of this prospectus and the risk factors described in other documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated February 12, 2009.

Limitations on Ownership of our Voting Securities

The PMI Group, Inc. owns, or is affiliated with, insurance companies domiciled in Arizona, New York and Wisconsin. Under Arizona and Wisconsin law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of its insurance subsidiaries or affiliated companies unless applicable regulatory requirements, which may include the requirement to file applications with, or obtain approvals from, the relevant insurance departments, are satisfied. With respect to Arizona, the ownership of 10% or more of voting securities is presumed to confer control unless a disclaimer of control is filed with the appropriate insurance department and is not disallowed. The applicable provisions of Arizona law define voting securities to include securities convertible into or otherwise representing the right to acquire securities with the right to vote. Under Wisconsin law, ownership of more than 10% of voting securities raises a rebuttable presumption of control. Pursuant to Wisconsin law, voting securities include securities convertible into or evidencing the right to acquire securities with the right to vote. Under New York law, no person may acquire control of The PMI Group, Inc. and thereby acquire indirect control of Financial Guaranty Insurance Company, an insurance company domiciled in New York that The PMI Group, Inc. is affiliated with, unless applicable regulatory requirements, which may include the requirement to file an application with and obtain approval from, the New York superintendent of insurance, are satisfied. For this purpose, the ownership of 10% or more of The PMI Group, Inc.’s voting securities is presumed to confer control unless the New York superintendent determines, upon application, that control does not exist. Under New York law, voting securities include securities convertible into or otherwise representing the right to acquire securities with the right to vote. For purposes of these state statutes and regulations, direct or indirect ownership of those insurance subsidiaries or affiliated companies by entities under common control may be aggregated. Accordingly, any investor that may through its ownership, and the ownership of affiliates or other third parties whose holdings are required to be aggregated with those of such investor, of common stock or other securities that are considered to be voting securities be deemed to own 10% of The PMI Group, Inc.’s common stock, should consult with its legal advisors to ensure that it complies with applicable requirements of Arizona, New York and Wisconsin law.

i

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration statement. Under this shelf registration statement, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $850,000,000. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	senior debt securities;

•	subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock, either directly or represented by depositary shares;

•	warrants;

•	stock purchase contracts; and

•	units, comprised of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, warrants and stock purchase contracts, in any combination.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “The PMI Group”, “we”, “us”, “our”, or similar references mean The PMI Group, Inc. together with its subsidiaries.

RISK FACTORS

Investing in the securities that may be offered by this prospectus involves certain risks. You are urged to read and consider the risk factors relating to an investment in the securities described in the Annual Report on Form 10-K and 10-K/A of The PMI Group, Inc., for the year ended December 31, 2007, filed with the SEC on March 17 and March 31, 2008, respectively and the subsequent Quarterly Reports on Form 10-Q of The PMI Group, Inc. filed with the SEC and each incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing The PMI Group, Inc. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements made by us in this prospectus, any prospectus supplement and other documents filed with the SEC that are not historical facts, or are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “estimates” or similar expressions, or that relate to future plans, events or performances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

When a forward-looking statement includes an underlying assumption, we caution that, while we believe the assumption to be reasonable and make it in good faith, assumed facts almost always vary from actual results, and the difference between assumed facts and actual results can be material. Where, in any forward-looking statement, we express an expectation or belief as to future results, there can be no assurance that the expectation or belief will result. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in any forward-looking statements is contained from time to time in our periodic filings with the SEC, including under the caption “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Statement” in our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated into this prospectus by reference. See “Where You Can Find More Information” for information about how to obtain a copy of our Annual Report on Form 10-K and 10-K/A, our Quarterly Reports on Form 10-Q and our other periodic filings with the SEC. Forward-looking statements also involve a number of risks and uncertainties, including, but not limited to, the risks described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent Quarterly Reports on Form 10-Q, each of which is incorporated into this prospectus by reference. All of our forward-looking statements are qualified by and should be read in conjunction with those disclosures. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THE PMI GROUP, INC.

The PMI Group is a provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Our primary business consists of our U.S. mortgage insurance operations. We offer mortgage insurance products in the United States that enable borrowers to buy homes with low down-payment mortgages. Our primary operating subsidiary, PMI Mortgage Insurance Co., including its affiliated U.S. mortgage insurance and reinsurance companies, collectively referred to as PMI, is a leading U.S. residential mortgage insurer. PMI owns 50% of CMG Mortgage Insurance Company, which offers mortgage insurance for loans originated by credit unions. PMI’s insurer financial strength is currently rated “A–”(CreditWatch Negative) by Standard & Poor’s, or S&P, “BBB+”(Outlook Negative) by Fitch Ratings, or Fitch, “A3”(Ratings under Review) by Moody’s Investors Service, or Moody’s and “AA” by DBRS.

We were incorporated under the laws of Delaware in 1972, our principal executive offices are located at 3003 Oak Road, Walnut Creek, California 94597-2098, and our telephone number is (925) 658-7878.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth The PMI Group’s consolidated ratio of earnings to fixed charges for each of the periods indicated.

For purposes of the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes plus fixed charges. Income does not include equity earnings in unconsolidated subsidiaries less than 50% owned. “Fixed charges” represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on redeemable capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

	Year Ended December 31,					Nine Months Ended September 30, 2008
	2003	2004	2005	2006	2007
Ratio of Earnings to Fixed Charges (unaudited)	7.74	6.84	7.87	8.56	(1)	(1)

(1)	Total earnings were insufficient to cover fixed charges by $980.9 million for the nine months ended September 30, 2008 and $494.8 million for the year ended December 31, 2007. Total losses for the nine months ended September 30, 2008 included approximately $930.0 million increase in net loss reserves and a $103.6 million impairment of the investment in FGIC Corporation. Total losses for 2007 included approximately $760 million of increase in net loss reserves, a $39 million partial impairment of the investment in RAM Holdings Ltd. and a $36 million impairment of the deferred policy acquisition cost assets.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

Except as we may specifically state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities that may be offered by this prospectus and the related prospectus supplement for general corporate purposes, which may include funding the repayment at maturity or the redemption of outstanding securities.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

This section outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects and is qualified entirely by reference to the indentures under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets, other than, in the case of the senior debt securities, the capital stock of PMI Mortgage Insurance Co. (“PMI”), so long as secured indebtedness remains outstanding under our Credit Agreement, dated as of October 24, 2006, among us, the lenders party thereto, and Bank of America, N.A., as administrative agent, as amended (the “Credit Agreement”). By owning a debt security that is not secured by any of our property or assets, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinated in right of payment to all of our “senior debt”, as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

The senior debt securities and the subordinated debt securities are each governed by a document called an indenture—the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and The Bank of New York Mellon Trust Company, N.A., which will initially act as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture.

The trustee under each indenture has two main roles:

•

First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under “—Events of Default”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The debt securities may differ from one another in their terms. Neither indenture limits the aggregate amounts of debt securities that we may issue or the aggregate amount of any particular series.

The indentures and the debt securities are governed by New York law.

This Section Is Only a Summary

Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We also include references in parentheses to some sections and articles of the indentures. Whenever we refer to particular sections, articles or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections, articles or defined terms are incorporated by reference here or in the prospectus supplement. The indentures are exhibits to our registration statement. See “Where You Can Find More Information—Available Information” for information on how to obtain a copy. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in any prospectus supplement.

Specific Terms of a Series of Debt Securities

In this section we summarize only the more important terms of the indentures that will apply generally to the debt securities. Each particular debt security will have financial, legal and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.

The prospectus supplement relating to a series of debt securities will specify whether the securities are senior or subordinated debt securities and will describe the following terms of the series (Section 301):

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the manner in which we will pay interest on the debt securities;

•	the date or dates on which we will pay the principal of the debt securities;

•	the rate per annum, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date from which that interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions, or provisions for redemption at the option of the holder;

•	any redemption provisions, including redemption prices;

•	any terms and conditions upon which we will repurchase debt securities at the option of the holders of the debt securities;

•	the denominations in which debt securities will be issuable, if other than denominations of $1,000 and integral multiples of $1,000;

•	the currency of payment of the debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

•	if payments are to be made, at your option or ours, in a different currency, how the amount and manner of these payments will be determined;

•	any index used to determine the amount payable in respect of the debt securities;

•	if other than 100%, the portion of the principal amount that shall be payable upon acceleration of maturity following an event of default;

•	whether the provisions described under “Defeasance and Discharge” apply to the debt securities;

•	any right to convert the series into shares of our common stock or other securities or property;

•

whether the debt securities will be issuable in the form of a global security, the depository with respect to the debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•

any change to the events of default that apply to the debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

•	any change in the covenants contained in the indentures; and

•	any other special features of the debt securities.

Special U.S. Federal income tax considerations may apply to a series of debt securities issued as original issue discount securities. These tax considerations will be discussed in the related prospectus supplement. In addition, if any special U.S. Federal income tax considerations apply to a series of debt securities denominated in a currency or currency unit other than U.S. dollars, the related prospectus supplement will describe those considerations.

Conversion Rights

If debt securities of any series are convertible into our common stock or other securities or property, the related prospectus supplement will discuss the conversion terms. Those terms will include provisions as to whether the conversion is mandatory or at the option of the holder and may also include provisions for calculating the number of shares of common stock or other securities or property to be delivered upon conversion. (Article Fourteen)

Subordination of Subordinated Debt Securities

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all our senior debt, including all debt securities we have issued that constitute senior debt and all debt securities we will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as all indebtedness and other payment obligations of The PMI Group relating to its debt, as defined below, including:

•	overdraft obligations;

•	obligations under foreign exchange contracts and currency exchange agreements;

•	letters of credit;

•	bankers’ acceptances;

•	interest rate protection agreements; and

•	any loans or advances from banks;

whether or not evidenced by notes or similar instruments and whether existing now or in the future. All amendments, renewals, extensions, modifications and refundings of these obligations will also be included in senior debt. Senior debt excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

As defined in the subordinated debt indenture, “debt” means:

•	every obligation for borrowed money;

•	every obligation evidenced by bonds, debentures, notes, or other similar instruments;

•	every reimbursement obligation under letters of credit, bankers’ acceptances or similar facilities;

•	every obligation issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or payment obligations arising in the ordinary course of business;

•	the redemption or repayment price of any redeemable stock; and

•	every obligation listed above incurred by another person, or payment of dividends by another person, the payment of which is guaranteed by The PMI Group.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•

in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, debt restructuring or other similar proceeding involving, or any liquidation, dissolution or other winding up of, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of, The PMI Group (Section 1502, subordinated debt indenture);

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity (Section 1503, subordinated debt indenture); or

•

in the event of a default in any payment with respect to senior debt, or any event of default relating to any senior debt that would permit the acceleration of its maturity, or if any judicial proceeding is pending in respect of any default of this kind (Section 1504, subordinated debt indenture).

For the purposes of the subordination provisions, the payment of cash or delivery of property or securities upon conversion of a subordinated debt security, excluding delivery of our common stock and certain of our subordinated securities, will be deemed a payment of the principal of that subordinated debt security.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting, if it were ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security? A global security is a special type of indirectly held security, as described above under “—Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.

We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section “Legal Ownership and Book-Entry Issuance” below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Further details of legal ownership are discussed in the section “Legal Ownership and Book-Entry Issuance.”

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders.”

Overview of Remainder of This Description

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

•	Covenants contained in the indentures that restrict our ability to incur liens and require us to perform various acts. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

Unless otherwise provided in the prospectus supplement, debt securities will have a minimum denomination of $1,000. You may have your debt securities divided into more debt securities of smaller denominations, but not below the minimum denomination, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Bank of New York Mellon Trust Company, N.A., Corporate Trust Trustee Administration, 700 South Flower Street, 5th Floor, Los Angeles, California 90017. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder of the securities by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to The PMI Group. After that two-year period, you may look only to The PMI Group for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless certain specified conditions are met, including the following:

•

Where we merge out of existence or sell or lease our assets, the other firm must be an entity that is organized under U.S., Bermuda or Cayman Island laws and must assume our obligations on the debt securities.

•

The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this test, a default would include an event of default that has occurred and not been cured, as described under “—Events of Default—What Is an Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or for our default having to continue for a specific period of time were disregarded.

•

It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay our obligations to those lenders. We are obligated to limit these preferential rights on our property, called liens, as discussed later under “—Covenants in the Senior Debt Indenture—Limitations on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant.

•

We must deliver to the trustee an officers’ certificate and opinion of counsel confirming that, among others, the merger, sale or lease of assets or other transaction complies with the above conditions and, in the case of a merger or consolidation in which we merge out of existence and our successor is an entity organized under the laws of Bermuda or the Cayman Islands, that the merger will not result in any material adverse tax consequences to holders of debt securities. (Section 801)

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes that require the approval of each holder of debt securities:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with the indentures or to waive defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indentures; and

•	any change that adversely affects certain of your conversion rights or decreases the conversion rate or increases your conversion price. (Section 902)

Changes Requiring a Majority Approval. The second type of change to the indentures and the debt securities is the kind that requires an approval by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category. Majority approval would be required for us to obtain a waiver of all or part of the covenants described under “—Covenants in the Senior Debt Indenture” below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Votes and Consents

When seeking approval, we will use the following rules to determine whether the holders of the requisite principal amount of the outstanding securities have given, made or taken any action under the indenture as of any date:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as described in the prospectus supplement. (Section 101)

•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, if they have been fully defeased as described later under “—Defeasance and Discharge” or if they are owned by The PMI Group or any of its affiliates. (Section 1302)

•

We will generally be entitled to set any day as a record date to determine the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the trustee may specify if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Covenants in the Senior Debt Indenture

Limitations on Liens

Unless otherwise provided in the prospectus supplement, so long as the debt securities are outstanding, we and our subsidiaries may not create, issue, assume, incur or guarantee any indebtedness for borrowed money which is secured by a lien, mortgage, pledge, security interest or other encumbrance of any nature on any of the present or future capital stock of PMI, or on the capital stock of any subsidiary having control of PMI, which capital stock is owned by us, unless the debt securities and, if we elect, any other indebtedness ranking at least equally with the debt securities, are secured equally and ratably with or prior to that other indebtedness for borrowed money so long as that other indebtedness is outstanding. (Section 1008) The capital stock of PMI is currently subject to a first priority lien in favor of the administrative agent for the benefit of the lenders under the Credit Agreement. Pursuant to the terms of the senior indenture, to the extent secured indebtedness remains outstanding under the Credit Agreement, and unless otherwise provided in the prospectus supplement, senior debt securities will be secured by the capital stock of PMI equally and ratably with the secured indebtedness under the Credit Agreement.

Limitations on Disposition of Stock of PMI Mortgage Insurance Co.

Unless otherwise provided in the prospectus supplement, so long as the debt securities are outstanding, we and our subsidiaries may not sell, transfer, or otherwise dispose of any shares of capital stock of PMI or of any corporation having control of PMI, except for a sale, transfer or other disposition of:

•	any such capital stock to another direct or indirect wholly-owned subsidiary of The PMI Group;

•	all of the shares of capital stock of PMI for at least fair value, as determined in good faith by our board of directors; or

•

shares of the capital stock of PMI for at least fair value, as determined in good faith by our board, if, after giving effect to the transfer, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of PMI. (Section 1008)

The term “subsidiary” means any corporation of which we and/or one or more of our other subsidiaries directly or indirectly own at least a majority of the outstanding voting stock having the authority to elect a majority of the board of directors. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors. (Section 101)

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will say so in the prospectus supplement. (Section 1301)

The indentures provide that if we choose to have the defeasance and discharge provision (Section 1302) applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid and comply with other requirements set forth in the indentures:

•

We must deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•

In the case of the subordinated debt securities, no default in the payment of any principal of or premium or interest on any senior debt may have occurred and be continuing, no event of default with respect to any senior debt may have resulted in acceleration of the maturity of the senior debt, and no other event of default with respect to any senior debt may have occurred and be continuing permitting the holders of such senior debt to accelerate the maturity of the senior debt. (Section 1304 in the subordinated debt indenture)

In addition, the subordinated debt indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated debt indenture will become ineffective.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

The indentures also allow us to choose whether covenant defeasance will apply to any series of debt securities. If we do so choose, we will say so in the prospectus supplement.

The indentures provide that if we choose to have the covenant defeasance provision (Section 1303) applied to any debt securities, we need not comply with, among others, the restrictions described above under “—Covenants in the Senior Debt Indenture” in the case of the senior debt indenture, in the third bullet point under “—Special Situations—Mergers and Similar Events” and, in the case of the subordinated debt indenture, the provisions relating to subordination. In addition, covenant defeasance would also render ineffective any event of default provisions relating to many of the restrictive covenants. These provisions are discussed below under “—Events of Default”. Any of our other obligations affected by covenant defeasance will be specified in the prospectus supplement.

In order to exercise the covenant defeasance option, we must put into place the same deposit in trust and similar opinion delivery arrangements as those discussed above under “—Defeasance and Discharge” and comply with other requirements set forth in the indentures.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term “event of default” means any of the following:

•	We fail to pay the principal or any premium on a debt security on the stated maturity date.

•	We fail to pay interest on a debt security within 30 days from the relevant due date.

•	We do not deposit any sinking fund payment on its due date.

•

We remain in breach of specified covenants in the indentures for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent by the trustee or by holders of at least 25% in principal amount of the relevant series of debt securities.

•	Either we or PMI default under any indebtedness for money borrowed if:

(a)	that default either (1) results from the failure to pay the principal of that indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of that indebtedness at its stated maturity and results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable,

(b)	the principal amount of that indebtedness, together with the principal amount of any other indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $50,000,000 or more at any one time outstanding and

(c)	that indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 30 days after written notice as provided in the indenture.

•	A court enters a decree of bankruptcy, insolvency or reorganization against us.

•	We file voluntary proceedings under bankruptcy, insolvency or reorganization laws.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default other than those described in the sixth or seventh bullet point above has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. If any event of default described in the sixth or seventh bullet point above occurs, the entire principal amount of all the debt securities of that series shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable. (Section 502)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions under the indentures. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•

The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•

No inconsistent direction must have been given to the trustee during the 60-day period from the holders of a majority in principal amount of the outstanding debt securities of the relevant series. (Section 507)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1004)

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our restated certificate of incorporation, as amended. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our restated certificate of incorporation, as amended, and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock

Our restated certificate of incorporation, as amended, authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

The board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights, may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

No shares of our preferred stock are currently issued and outstanding.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of their purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated certificate of incorporation so permits.

Dividends

Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility

Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of The PMI Group, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of designations establishing the series; or

•	as required by applicable law.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

•	as discussed above or in the prospectus supplement;

•	as provided in our restated certificate of incorporation and in the certificate of designations; and

•	as otherwise required by law.

Transfer Agent

The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our restated certificate of incorporation, as amended, and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation, as amended, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our restated certificate of incorporation, as amended, and amended and restated bylaws, see “Available Information”.

We may offer common stock issuable upon the conversion of debt securities or preferred stock, the exercise of warrants and pursuant to stock purchase contracts.

General

The following description of our capital stock is subject to our restated certificate of incorporation, as amended, and amended and restated bylaws and the provisions of applicable Delaware law.

Authorized Capital

We currently have authority to issue 250,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2008, 81,687,583 shares of our common stock were outstanding.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Our restated certificate of incorporation, as amended, provides that, unless otherwise provided by applicable law or our restated certificate of incorporation, as amended, on any matter submitted to stockholders for a vote which was approved by the affirmative vote of less than two-thirds of our directors then on our board of directors, or by less than two-thirds of the directors on a committee of our board of directors if the matter was approved by the committee, then approval requires the affirmative vote of two-thirds of our outstanding shares if the matter is one that would otherwise require under Delaware law the affirmative vote of a majority of our outstanding shares or, for all other matters, two-thirds of the shares voting at the meeting called for the vote on the matter. Any change to our amended and restated bylaws by our stockholders requires a two-thirds vote of our outstanding shares of common stock.

Dividend and Liquidation Rights

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. The shares of common stock are neither redeemable nor convertible. Holders of our common stock have no preemptive or subscription rights to purchase any securities of The PMI Group. Upon liquidation, dissolution or winding up of The PMI Group, the holders of our common stock are entitled to receive pro rata the assets of The PMI Group which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Statutory Provisions Addressing Business Combinations

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the stockholder became an interested stockholder, unless:

•	prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee stock plans; or

•

on or after the date the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of our outstanding voting stock, excluding the stock owned by the interested stockholder.

A “business combination” includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An “interested stockholder” is a person, other than us and any direct or indirect majority owned subsidiary of ours, who:

•	is the owner of 15% or more of any class of our outstanding voting stock; or

•

is an affiliate or associate of ours and was the owner of 15% or more of any class of our outstanding voting stock at any time within the preceding three years including the affiliates or associates of that person.

Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

Exchange, Transfer Agent and Registrar

Our common stock is listed on the New York Stock Exchange. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

This section outlines some of the provisions of the deposit agreement, the depositary shares and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the prospectus supplement. If so described in the prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Fractional Shares of Preferred Stock

We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share of preferred stock as described in the prospectus supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary shareholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary shareholders.

Withdrawal of Stock

Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary shareholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the prospectus supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary shareholders relating to those series of preferred stock. Each depositary shareholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary shareholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement

We and the depositary may amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, any amendment that significantly affects the rights of the depositary shareholders will not be effective unless a majority of the outstanding depositary shareholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•

there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

Charges of Depositary

We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary shareholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither the depositary nor The PMI Group will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of The PMI Group and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary shareholders or other persons believed to be competent and on documents believed to be genuine.

Title

The PMI Group, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Legal Ownership and Book-Entry Issuance”.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be appointed within 60 days after delivery of the notice of resignation or removal;

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section outlines some of the provisions of each warrant agreement, the warrants and the warrant certificates. This information may not be complete in all respects and is qualified entirely by reference to the warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units. Warrants may be issued independently or together with debt securities, preferred stock, common stock, depositary shares or units, and may be attached to or separate from those securities.

Warrant Agreements

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50,000,000.

Issuance in Series

The prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The prospectus supplement will describe the terms of the series of warrants in respect of which this prospectus is being delivered, including:

•	the offering price;

•	the currency for which the warrants may be purchased;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security or each principal amount of security;

•	the date on which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise, and the price for purchasing those debt securities;

•

in the case of warrants to purchase preferred stock, common stock or depositary shares, the number of shares of preferred stock or common stock or the number of depositary shares, as the case may be, that can be purchased upon the exercise, and the price for purchasing those shares;

•	in the case of warrants to purchase units upon exercise, the number and type of units that can be purchased upon exercise, and the price of those units;

•	the dates on which the right to exercise the warrants will commence and expire;

•	material U.S. Federal income tax consequences of holding or exercising those warrants;

•	the terms of the securities issuable upon exercise of those warrants; and

•	any other terms of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing the related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the underlying securities, including the right to receive any principal, premium, interest, dividends, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the prospectus supplement at the exercise price mentioned in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities, as described below under “Legal Ownership and Book-Entry Issuance”, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the prospectus supplement. Upon receipt of payment and the warrant certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificates are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase common stock, the exercise price payable and the number of shares of common stock purchasable upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to common stockholders or a combination, subdivision or reclassification of common stock;

•

the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase common stock for an aggregate consideration per share less than the current market price per share of common stock;

•	any distribution to our common stockholders of evidences of our indebtedness of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and any warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholders’ consent, for the purpose of:

•

curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates;

•	evidencing the succession of another corporation to us and its assumption of our covenants contained in the warrant agreement and the warrants;

•	appointing a successor depository, if the warrants are issued in the form of global securities;

•	evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power we have under the warrant agreement;

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities; or

•	amending the warrant agreement and the warrants as we deem necessary or desirable and that will not adversely affect the warrantholders’ interests in any material respect.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants affected by such amendment, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the warrantholders’ rights. However, no such amendment that:

•	reduces the number or amount of securities receivable upon warrant exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants;

may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we may consolidate or merge with or into any other corporation or sell, lease, transfer or convey all or substantially all of our assets to any other corporation, provided that:

•

either we are the continuing corporation, or the corporation formed by or resulting from the consolidation or merger or that receives the assets is organized under U.S. law and assumes our obligations for the unexercised warrants and the performance of all covenants of the relevant warrant agreements; and

•	we or that successor corporation must not immediately be in default under that warrant agreement.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or consent of any other warrantholder, enforce by appropriate legal action its right to exercise that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of satisfactory evidence of the ownership of that warrant certificate and of its destruction, loss, theft or mutilation, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we have, or the warrant agent has, received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to us and the relevant warrant agent before a replacement warrant certificate will be issued.

Title

The PMI Group, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary. See “Legal Ownership and Book-Entry Issuance”.

DESCRIPTION OF STOCK PURCHASE CONTRACTS WE MAY OFFER

This section outlines some of the provisions of the stock purchase contracts, the purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in a prospectus supplement. If so described in a particular supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of The PMI Group of shares of common stock or preferred stock or it may provide for settlement by reference or linkage to the value, performance or trading price of our common stock, preferred stock or depositary shares. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of common stock or preferred stock pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for The PMI Group’s benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase common stock, preferred stock or depositary shares under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to The PMI Group’s security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to The PMI Group or the purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in a prospectus supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, stock purchase contracts and warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Debt Securities We May Offer”, “Description of Preferred Stock We May Offer”, “Description of Common Stock We May Offer”, “Description of Warrants We May Offer” and “Description of Stock Purchase Contracts We May Offer” will apply to each unit and to any debt security, preferred stock, common stock, warrant or stock purchase contract included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of your series will be described in the prospectus supplement.

Unit Agreements

We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.

The following provision will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.

Enforcement of Rights

The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to debt securities, preferred stock, common stock and warrants.

Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.

Modification Without Consent of Holders

We and the applicable unit agent may amend any unit or unit agreement without the consent of any holder:

•	to cure any ambiguity;

•	to correct or supplement any defective or inconsistent provision; or

•	to make any other change that we believe is necessary or desirable and will not adversely affect the interests of the affected holders in any material respect.

We do not need any approval to make changes that affect only units to be issued after the changes take effect. We may also make changes that do not adversely affect a particular unit in any material respect, even if they adversely affect other units in a material respect. In those cases, we do not need to obtain the approval of the holder of the unaffected unit; we need only obtain any required approvals from the holders of the affected units.

Modification With Consent of Holders

We may not amend any particular unit or a unit agreement with respect to any particular unit unless we obtain the consent of the holder of that unit, if the amendment would:

•

impair any right of the holder to exercise or enforce any right under a security included in the unit if the terms of that security require the consent of the holder to any changes that would impair the exercise or enforcement of that right; or

•

reduce the percentage of outstanding units or any series or class the consent of whose holders is required to amend that series or class, or the applicable unit agreement with respect to that series or class, as described below.

Any other change to a particular unit agreement and the units issued under that agreement would require the following approval:

•	If the change affects only the units of a particular series issued under that agreement, the change must be approved by the holders of a majority of the outstanding units of that series; or

•

If the change affects the units of more than one series issued under that agreement, it must be approved by the holders of a majority of all outstanding units of all series affected by the change, with the units of all the affected series voting together as one class for this purpose.

These provisions regarding changes with majority approval also apply to changes affecting any securities issued under a unit agreement, as the governing document.

In each case, the required approval must be given by written consent.

Unit Agreements Will Not Be Qualified Under Trust Indenture Act

No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.

Title

The PMI Group, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership and Book-Entry Issuance.”

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise mentioned in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as mentioned below or in the prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation, as amended, and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from participants. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

Unless otherwise mentioned in the prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

•

We execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our restated certificate of incorporation, as amended, and amended and restated bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

None of The PMI Group, the trustees, any registrar and transfer agent, any depositary, any warrant agent, any purchase contract agent or any unit agent, or any of their agents, will have any responsibility for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. The prospectus supplement will set forth the terms of the offering of such securities, including

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obliged to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act.

Under agreements entered into by us for the purchase or sale of securities, these underwriters and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions;

but in all cases we must approve these institutions. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of The PMI Group, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

Incorporation of Certain Information by Reference

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2007 (the consolidated financial statements of The PMI Group, Inc. appearing therein have been superseded and are contained in our Current Report on Form 8-K filed on January 27, 2009);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•

Our Current Reports on Form 8-K and 8-K/A filed on February 11, 2008, February 26, 2008, March 17, 2008, March 18, 2008, April 30, 2008, May 12, 2008, May 20, 2008, May 30, 2008, June 3, 2008, June 17, 2008, July 22, 2008, August 7, 2008, August 15, 2008, September 2, 2008, October 27, 2008, October 28, 2008, November 3, 2008, November 25, 2008, December 4, 2008, December 22, 2008, January 27, 2009 and January 29, 2009;

•	The description of our Common Stock, filed in our Form 8-A dated April 5, 1995, and any amendment or report for the purpose of updating such description; and

•	All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

The consolidated financial statements for the year ended December 31, 2007 appearing in our Current Report on Form 8-K filed on January 27, 2009 should be read in conjunction with the documents and information that were filed with the SEC subsequent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2007 and that are incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from our Vice President, Investor Relations and Corporate Capital Management and Analysis, 3003 Oak Road, Walnut Creek, California 94597, telephone (925) 658-7878.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for The PMI Group, Inc. by Sullivan & Cromwell LLP, Palo Alto, California, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The PMI Group, Inc. (the Company) for the year ended December 31, 2007 appearing in the Company’s Current Report on Form 8-K filed on January 27, 2009 (including schedules appearing therein), and The PMI Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 included therein, and the financial statements of PMI Mortgage Insurance Ltd and FGIC Corporation and Subsidiaries for the year ended December 31, 2007 appearing in The PMI Group, Inc.’s Annual Report (Form 10-K and 10-K/A, respectively), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements, management’s assessment, financial statements of PMI Mortgage Insurance Ltd and the financial statements of FGIC Corporation and Subsidiaries are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Shares

The PMI Group, Inc.

Common Stock

Prospectus Supplement

April     , 2010

Credit Suisse	BofA Merrill Lynch

Dowling & Partners Securities, LLC